Exhibit 10.8

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

CONFIDENTIAL

UNIVERSITY of PENNSYLVANIA

Patent License Agreement

This Patent License Agreement (this “Agreement”) is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and Apellis AG, a company organized and existing under the laws of Switzerland (“Company”). This Agreement is being entered into by and between Penn and Company on March 28, 2008 (the “Effective Date”).

BACKGROUND

Penn owns certain intellectual property developed by Dr. John Lambris of Penn’s School of Medicine relating to certain compounds that inhibit complement activation. Penn also owns certain letters patent and/or applications for letters patent relating to the intellectual property.

Penn and Potentia Pharmaceuticals, Inc. (“Potentia”) entered into a Patent License Agreement effective as of August 1, 2006 (the “Potentia License Agreement”), pursuant to which Potentia obtained an exclusive license under such patent rights to exploit such intellectual property in the Ophthalmic Field (as hereinafter defined);

Penn, Potentia, The Regents of the University of California (“California”) and Princeton University (“Princeton”) entered into an Agreement for Resolution of Patent Inventorship Matters effective as of March 6, 2007, which agreement was amended as of December 12, 2007 and March 13, 2008, inter alia, to add Company as a party thereto (as it may be further amended from time to time, the “Patent Inventorship Agreement”), pursuant to which the parties thereto have agreed on a process for resolving disputes among themselves concerning the inventorship of the subject matter claimed in the Patent Applications and Additional Patent Applications (as defined in the Patent Inventorship Agreement), and ownership of any resulting patents, including without limitation certain of the Penn Patent Rights (as hereinafter defined);

Pursuant to Section 3.3 of the Patent Inventorship Agreement, as amended, this Agreement is binding on each of California and Princeton, if such institution is determined to have an ownership interest in the Penn Patent Rights, subject only to amendments to this Agreement that may be necessary to bring this Agreement into compliance with applicable institutional policies;

Company desires to obtain an exclusive license under the Penn Patent Rights to exploit the intellectual property in the Field of Use (as hereinafter defined);

Penn has determined that such exploitation of the intellectual property by Company is in the best interest of Penn and is consistent with its educational and research missions and goals; and

In consideration of the mutual obligations contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

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1.	LICENSE

1.1 License Grant. Penn grants to Company an exclusive, world-wide license (the “License”) under the Penn Patent Rights to make, have made, use, import, offer for sale and sell Licensed Products and Other Licensed Products in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1). The License includes the right to sublicense as permitted by this Agreement. No other rights or licenses are granted by Penn.

1.2 Related Definitions. The term “Licensed Products” means products that incorporate technology or use a process, product, or machine claimed in a Valid Claim of the Penn Patent Rights and are made, made for, used, imported, offered for sale or sold in a country in which such Penn Patent Rights are pending or in force, whether such manufacture, use, or sale is by Company or by its Affiliates or sublicensees. The term “Other Licensed Products” means products that incorporate technology or use a process, product or machine claimed in a Valid Claim of the Penn Patent Rights and are made, made for, used or sold in a country in which such Penn Patent Rights are neither pending nor in force, whether such manufacture, use or sale is by Company or by its Affiliates or sublicensees. The term “Penn Patent Rights” means all of Penn’s patent rights represented by or issuing from: (a) the United States patents and patent applications listed in Exhibit A; (b) any continuation, divisional, non-provisional, re-examination, and re-issue applications of (a); and (c) any foreign counterparts and extensions of (a) or (b). The term “Valid Claim” means a claim of any pending patent application or issued, unexpired patent which has not been finally cancelled, withdrawn, abandoned, rejected, permanently revoked or nullified, held invalid or declared unpatentable or unenforceable by any court or other body of competent jurisdiction in a decision that is unappealable or unappealed within the time allowed for appeal. The term “Affiliate” means a legal entity that is controlling, controlled by or under common control with Company and that has executed either this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For the avoidance of doubt, as of the Effective Date, Company and Potentia are not Affiliates. For purposes of this Section 1.2, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity. The term “Field of Use” means any or all fields of use, except the treatment of ophthalmic indications (“Ophthalmic Field”) which field has been previously licensed by Penn. For avoidance of doubt, “treatment of ophthalmic indications” includes prophylactic treatment of ophthalmic indications. “Active Development” of a product (and as to the point in time when this definition is referenced in this Agreement for such product), means that the product has by that time achieved the milestone in clause (a) below and has progressed through the further development stages in compliance with the time frames set forth below:

(a) one or more INDs (or equivalent filing(s)) have been filed on such product with the appropriate health regulatory authority(ies) in US, Japan or Europe and Company, an Affiliate, or sublicensee exerts commercially reasonable efforts to obtain approval/acceptance of such IND and to commence Phase I (or Phase I/II) clinical trials of such product;

(b) Phase I (or Phase I/II) clinical trials of such product have been commenced within [**] after the filing of the IND for the product under clause (a), and Company, an Affiliate, or sublicensee exerts commercially reasonable efforts to conduct and complete such clinical trials;

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(c) where Phase I (and not Phase I/II) trials were conducted for such product, Phase II clinical trials of such product have been commenced within [**] after the completion of such Phase I clinical trials, and Company, an Affiliate, or sublicensee exerts commercially reasonable efforts to conduct and complete such Phase II clinical trials of such product;

(d) Phase III clinical trials of such product have been commenced within [**] after the completion of Phase II (or [**] after the completion of Phase I/II, where Phase I/II and not Phase I trials were conducted for such product) clinical trials for such product, and Company, an Affiliate, or sublicensee exerts commercially reasonable efforts to conduct and complete such Phase III clinical trials;

(e) an NDA, BLA or other product licensing application for such product has been filed or submitted for filing with the appropriate health regulatory authority(ies) in the US, Japan or Europe within [**] after the completion of Phase III clinical trials for such product, and Company, an Affiliate, or sublicensee exerts commercially reasonable efforts to obtain approval of such NDA, BLA or other product licensing application until at least one such application is approved or until all such applications are finally rejected (it being understood that the product will no longer be in “Active Development” if all such NDAs, BLAs and other product licensing applications have been finally rejected in the US, Japan and Europe); and

(f) such product has been launched on the market in the US, Japan or Europe within [**] following the final approval for marketing of such product by the appropriate health regulatory authority(ies) in that country (including pricing approvals where such approvals are part of the marketing approval process in such country);

where “commencement of a clinical trial” means the opening of a clinical site and where exerting “commercially reasonable efforts to conduct and complete a trial” includes reasonable efforts to recruit patients, and if such efforts are successful, the enrollment and dosing of patients in accordance with trial protocol and where “completion of a clinical trial” means that the clinical trial data set has been closed and locked;

provided, however, that (1) the time periods specified above in this Section 1.2 as applied to a product shall be tolled during any period or periods in which Company is, beyond its reasonable control, prevented from developing such product by government-imposed moratoriums, laws or rulings that prevent others generally from developing similar products, it being understood that if a clinical trial is halted or suspended because of problems specific to Company’s conduct of the trial, such action will not toll the time periods specified in this Section as applied to the product involved in such trial; and (2) if at any time or times Company believes that it may not be able to advance a particular product through one or more of the above stages of development within any of the specific time periods specified in this Section (whether or not due to factors described in clause (1) above), it may so notify Penn, together with a reasonably detailed description of the factors or reasons why Company believes it should nevertheless continue to be considered to have such product under Active Development, whereupon Penn and Company will over a period of at least [**] actively and in good faith attempt to reach agreement on extensions(s) to such time period(s) as shall be reasonable in the circumstances; and (3) if at any time Company reasonably believes, after conducting a Phase I, I/II, II, or III trial in a Key Field, that the further development of such Key Field would be better served by conducting one or more additional Phase

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I, I/II, II, or III trials in such Key Field rather than proceeding to the next stage of Active Development, then (i) the Key Field shall be considered to remain in Active Development while Company is exerting diligent efforts to prepare to conduct, or is actually conducting, such additional trial(s); and (ii) and the time period for entering the next stage of Active Development shall be tolled while Company is exerting diligent efforts to prepare to conduct, or is actually conducting, such additional trial(s). The term “Key Fields” means Cardiopulmonary bypass, Cancer, Sepsis, Transplantation and Hemodialysis. For clarity, (i) upon the achievement of any milestone set forth in Sections 1.2(b) through 1.2(f) with respect to a Key Field, all prior milestones set forth in Section 1.2 shall be deemed satisfied with respect to such Key Field; and (ii) if the achievement of any milestone set forth in Section 1.2 could reasonably apply to more than one Key Field, Company shall have the right to designate a particular Key Field to which such achievement pertains for purposes of the deadline for achieving the next succeeding milestone and such achievement shall not be a basis for establishing any such deadline with respect to any other Key Field, and Company may subsequently designate one or more additional Key Field(s) to which such milestone achievement is to apply, provided such designation is reasonable, and for purposes of the deadline for achieving the next succeeding milestone in such additional Key Field(s), the milestone will be deemed to have been achieved in a particular additional Key Field on the date that Company notifies Penn of the designation of such Key Field.

1.3 Reservation of Rights by Penn. Penn reserves the right to use, and to permit other non-commercial entities to use, the Penn Patent Rights for educational and research purposes only.

1.4 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

1.5 Sublicense Conditions. The Company’s right to sublicense granted by Penn under the License is subject to each of the following conditions:

(a) In each sublicense agreement, Company will prohibit the sublicensee from further sublicensing without the prior written consent of Penn (except for limited sublicenses granted by Company’s sublicensees to contractors or collaborators for the purpose of manufacturing, research, development or other such purpose not involving commercial distribution of Licensed Products to third parties), and require the sublicensee to comply with the terms and conditions of this Agreement; provided that Penn shall not unreasonably withhold, delay or condition any such consent. Notwithstanding the foregoing, if Company sublicenses to a Large Pharmaceutical Company (as defined in Section 2.4(c) below), Company may grant such Large Pharmaceutical Company a right to grant further sublicenses; provided that, in the case of any such Large Pharmaceutical Company granting commercialization rights to a further sublicensee that is not an affiliate of the Large Pharmaceutical Company, the sublicense shall require that the Large Pharmaceutical Company notify Penn of the identity of such non-affiliate further sublicensee within [**] days after the grant of such further sublicense. Further, in the event that such Company or sublicensee seeks Penn’s consent for a sublicensee to further sublicense its commercialization rights to a downstream sublicensee or in the event a Large Pharmaceutical Company sublicensee

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grants such a further sublicense of commercialization rights (“sub-sublicensee”), any such downstream sublicense agreement (“sub-sublicense”) must require the sub-sublicensee to comply with the terms of this Agreement and prohibit further sublicensing of commercialization rights. For clarity, the sub-sublicensee shall be prohibited from further sublicensing commercialization rights, but such prohibition shall not apply to limited sublicenses granted by sub-sublicensees to contractors or collaborators for the purpose of manufacturing, research, development or other such purpose not involving commercial distribution of Licensed Products to third parties. Finally, if Penn is requested to consent to such a sub-sublicense, the requesting party shall pay Penn’s legal expenses for review of such sublicense transaction. Except when used in this Section 1.5a, the term sublicense includes any permitted sub-sublicense and the term sublicensee includes any permitted sub-sublicensee.

(b) Within [**] days after Company enters into a sublicense agreement, Company will deliver to Penn a complete and accurate copy of the entire sublicense agreement written in the English language. Penn’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Penn or obligation of Company under this Agreement.

(c) In the event that Company causes or experiences a Trigger Event (as defined in Section 6.4), all payments due to Company from its Affiliates or sublicensees under the sublicense agreement will, upon notice from Penn to such Affiliate or sublicensee, become payable directly to Penn for the account of Company. Within [**] days after receipt of any such funds, Penn will remit to Company the amount by which such payments exceed the amounts owed by Company to Penn.

(d) Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to Penn for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission.

1.6 Necessary Amendments. Each party hereto shall use its reasonable efforts to enter into any such amendments to this Agreement that may be necessary to bring this Agreement into compliance with certain institutional policies of University Parties other than Penn as may be determined, pursuant to the terms of the Patent Inventorship Agreement, to have an ownership interest in the Penn Patent Rights.

2.	DILIGENCE

2.1 Development Plan. Company shall deliver to Penn, within [**] days after the Effective Date, a copy of an initial Development Plan for the Penn Patent Rights (as updated from time to time, the “Development Plan”). The purpose of the Development Plan is (a) to demonstrate Company’s capability to bring the Penn Patent Rights to commercialization, (b) to project the timeline for completing the necessary tasks, and (c) to measure Company’s progress against the projections. Thereafter, Company will deliver to Penn an annual updated Development Plan no later than [**] of each year during the Term. The Development Plan will include, at a minimum, the information listed in Exhibit B. It is understood that any timelines, projections,

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plans, or predictions, contained in the Development Plan and updates thereto are non-binding and will give rise to no obligations on the part of Company other than as set forth in this Agreement.

2.2 Company’s Efforts. Company will use commercially reasonable efforts (either itself or through its Affiliates or sublicensees) to develop, commercialize, market and sell Licensed Products in a manner consistent with the Development Plan.

2.3 Diligence Events. The Company will use commercially reasonable efforts (either itself or through its Affiliates or sublicensees) to achieve each of the diligence events set forth below by the applicable completion date listed in the table below for the first Licensed Product. For purposes of this Section 2.3 and Section 3.3 below, the diligence or milestone event, as the case may be, associated with the initiation of a Phase II clinical trial for a Licensed Product shall be deemed achieved upon the initiation of any Phase II portion of a Phase I trial for such Licensed Product.

	DILIGENCE EVENT	COMPLETION DATE
1	Filing of IND or IND Amendment for Phase I clinical trial for the first Licensed Product	December 1, 2009
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]

2.4 Heightened Diligence in Key Fields. In addition to the general diligence requirements described in Section 2.3 above, heightened diligence is required in the Key Fields, as a condition to granting Company a license to the Field of Use, which includes the Key Fields, subject to and in accordance with the following:

(a) If at any time after the [**] anniversary of the Effective Date, Company, its Affiliates and sublicensees fail to have a Key Field in Active Development and there is demonstrable third party interest in such Key Field, Company shall actively seek sublicensees for each such Key Field on reasonable terms and shall negotiate in good faith with any such potential sublicensee.

(b) If at any time after the [**] anniversary of the Effective Date, Company, its Affiliates or sublicensees fail to have in Active Development at least one Licensed Product in a Key Field, and there is demonstrable third party interest in such Key Field from a third party that Penn reasonably believes to be reputable and capable of placing such Key Field in Active Development within [**] years of having been granted a license to such Key Field, Penn shall, subject to the provisions of Section 2.4(c) below, have the right, at its option, to terminate Company’s right and license under Section 1.1 of this Agreement, solely as to such Key Field, and then solely as to such Licensed Products and Other Licensed Products that do not incorporate or use any compound then in Active Development for at least one Key Field by Company, its Affiliates and/or sublicensees (or any salt, ester, tautomer, ionic form, or stereoisomer thereof or any compound that has the same primary amino acid sequence thereof), provided that (i) Penn

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gives Company at least [**] days prior written notice of Penn’s intention to exercise such right and (ii) Company does not cure the failure within such [**] day period by commencing Active Development with respect to a Licensed Product in such Key Field either directly or through one of its Affiliates or sublicensees, or by sublicensing the right to develop Licensed Products in such Key Field to a third party. Notwithstanding anything herein to the contrary, if the Company can demonstrate that the sublicense or Active Development of Licensed Products in a Key Field would give rise to a “Material Adverse Event”, as defined below, then Penn shall stay the requirements of this section 2.4(b) for such Key Field, for so long as this condition continues. The stay will be reviewed annually on the anniversary of this Agreement. “Material Adverse Event” means any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects), directly or indirectly, has had, or would be reasonably likely to have a material adverse effect on the actual Sales of Licensed Products and potential Sales of Licensed Products, or the unit profitability thereof, then being actively developed or commercialized by Company, its Affiliates or sublicensees.

(c) Notwithstanding anything else herein, if Company sublicenses or otherwise transfers (including without limitation by merger, assignment of assets or other acquisition) rights to develop and commercialize Licensed Products to a Large Pharmaceutical Company in one or more fields of use at any time after the Effective Date, and the terms under which such transfer occurs requires satisfaction of the obligations set forth in Section 2.3, either by the Large Pharmaceutical Company’s efforts and/or by the efforts of Company, its Affiliates and any other sublicensees, if applicable, the Active Development obligations set forth in Section 1.2 and this Section 2.4 shall not apply with respect to any Key Fields licensed to such Large Pharmaceutical Company. “Large Pharmaceutical Company” means a company in the business of developing and commercializing pharmaceuticals that has, together with its affiliates, a market value or, in the case of a publicly traded company, market capitalization, of at least $[**].

(d) For the avoidance of doubt, nothing in this Section 2.4 shall limit Company’s obligations under Section 2.3.

3.	FEES AND ROYALTIES

3.1 Equity Issuance. In partial consideration for the License: Company will transfer or cause to be issued to Penn on or within [**] days of the Effective Date, [**] shares of common stock of Potentia. In connection with such issuance of Potentia common stock to Penn, Penn will execute and accede to the provisions of a Stockholders Agreement (“Potentia Stockholders Agreement”), the terms of which shall be reasonably acceptable to Penn and substantially similar to and consistent with those applicable terms set forth in the Third Amended and Restated Stockholders Agreement, dated as of April, 2008, and attached hereto as Exhibit C, by and between Potentia and its stockholders. In partial consideration for the License: as a dividend from Potentia, Company will issue or cause to be issued to Penn, on or within [**] days of the record date of April 15, 2008, a pro rata number of shares in Company (namely, Penn will receive a pro rata share of the stock of Company that is based upon Penn’s ownership of one million shares of Potentia Common Stock, relative to the shares of Potentia Common Stock held by all holders of Potentia Common Stock, on a fully-diluted basis, assuming the conversion of Preferred Stock into Common Stock and the exercise of all outstanding options, as of the record date of April 15, 2008, assuming Penn’s ownership of one million shares of Potentia Common Stock). In connection with

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the issuance to Penn of shares in Company, Penn will sign or accede to the Stockholders Agreement of Company, which shall be reasonably acceptable to Penn and in a substantially the form attached hereto as Exhibit D (the “Stockholders Agreement”). The Potentia Stockholders Agreement, Stockholders Agreement, and any agreements related to the issuance of equity in Potentia or Company, including purchase agreements, registration rights or transfer restrictions shall be referred to herein as the “Equity Documents.”

3.2 License Maintenance Fees. In partial consideration of the License, Company will pay to Penn, commencing on the first anniversary of the Effective Date and on each anniversary thereafter until the first Sale (as defined in Section 3.5) of the first Licensed Product, the applicable license maintenance fee listed in the table below.

ANNIVERSARY:	First	Second	Third	Fourth	Fifth and thereafter
LICENSE MAINTENANCE FEE:	[**]	[**]	[**]	[**]	$100,000

3.3 Milestone Payments.

(a) In partial consideration of the License, Company will also pay to Penn the applicable milestone payment listed in the table below, solely with respect to the first two (2) Licensed Products, in connection with the achievement of each milestone event for each such Licensed Product.

	MILESTONE EVENT	PAYMENT
1	Effectiveness of IND or IND Amendment for each such Licensed Product	$50,000
2	Initiation of a Phase II clinical trial for each such Licensed Product	$100,000
3	[**]	[**]
4	[**]	[**]
5	First calendar year in which Sales of each such Licensed Product exceed $[**]	[**]
6	First calendar year in which Net Sales of each such Licensed Product exceed $[**]	[**]

For the sake of clarity, Milestone Events are cumulative. Achievement of a Milestone Event triggers all prior milestones unless previously triggered and paid. As an example, the first year in which calendar year Net Sales of the first Licensed Product exceed $[**] would trigger all as yet unpaid milestones. Assuming in this example that this was the first Licensed Product and that no milestones had been paid for such Licensed Product, all milestones would become due, totaling $[**].

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(b) Any License Maintenance Fee paid will be creditable against any applicable Milestone Payment payable with respect to any Licensed Product within a year after the date on which such License Maintenance Fee payment was due.

(c) The Milestone Payments set forth in this Section 3.3 shall be payable upon achievement of the corresponding milestone event by Company or any of its Affiliates or sublicensees; provided that any such Milestone Payments payable based upon achievement of the corresponding milestone event by a third party sublicensee shall be subtracted from subsequent Sublicense Income for purposes of determining the Sublicense Fees payable to Penn pursuant to Section 3.7.

(d) Company will provide Penn with written notice within [**] days after achieving each milestone event.

3.4 Earned Royalties. In partial consideration of the License, Company will pay to Penn a royalty of [**] percent ([**]%) of Net Sales of all Licensed Products during the Quarter. In partial consideration of the License, and in recognition of know-how conveyed by Penn to Company, Company will pay to Penn a royalty of [**] percent ([**]%) of Net Sales of all Other Licensed Products during the Quarter. The royalty percentage due on Net Sales of Licensed Products or Other Licensed Products is full pass-through and is not subject to reduction in any event, without the written consent of Penn.

3.5 Related Definitions. The term “Sale” means any bona fide transaction for which consideration is received or expected by Company or its Affiliate or sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product or Other Licensed Product, as the case may be, to a third party, but excluding any sales for test marketing, pre-clinical or clinical studies, compassionate use, or disposition of samples in customary quantities. A Sale is deemed completed at the time that Company or its Affiliate or sublicensee receives payment for a Licensed Product or Other Licensed Product. The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1. The term “Net Sales” means the consideration received or expected from or, in the case of consideration other than cash, the fair market value attributable to such non-cash consideration, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates or sublicensees. For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that Company or its Affiliates or sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction. The term “Qualifying Costs” means, on a non-duplicative basis, actual costs and expenses incurred and indefeasibly paid to third parties net of any refunds or offsets specific to Licensed Products: (a) trade, cash and quantity discounts (e.g., discounts for prompt or timely payment), (b) inventory management fees paid to wholesalers and distributors, not to exceed [**]% of Net Sales; (c) credits, chargebacks, retroactive price reductions, rebates, refunds, or returns that do not exceed the original invoice amount; (d) outbound transportation and insurance expenses; (e) sales and use taxes, tariffs, customs duties, excises and other taxes and fees imposed by a governmental agency on the sale, transportation or delivery of Licensed Product or Other Licensed Product (other than taxes on income); (f) negotiated payments made to private sector and government third party payors (e.g., PBMs, HMOs and PPOS) and purchasers/providers (e.g., staff model HMOs, hospitals and

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clinics), regardless of the payment mechanism, including without limitation rebate, chargeback and credit mechanisms; (g) discounts under discount prescription drug programs and reductions for coupon and voucher programs; and (h) Bad debts calculated in accordance with GAAP consistently applied (any reductions to bad debts previously deducted from Net Sales will become an add back to Net Sales in the quarter when reduction in bad debt is recognized). In the event that the Licensed Product is Sold in combination with one or more other active ingredients (as such, a “Combination Product”), Net Sales from such Combination Product, for the purpose of determining royalty payments hereunder, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is [**] the Licensed Product when sold separately in finished form, and B is [**] other active ingredients included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other active ingredients did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such [**] be determined for both the Licensed Product and the other active ingredients included in the Combination Product, Net Sales for purposes of determining royalty payments hereunder shall be calculated by multiplying Net Sales of the Combination Product by the fraction of C/C+D, where C is [**] Licensed Product and D is [**] all other active ingredients included in the Combination Product. In such event, Company shall in good faith make a determination of the [**] of the Licensed Product and the other active ingredients included in the Combination Product, and shall notify Penn of such determination and provide Penn with the data supporting such determination. Penn shall have the right to review such determination and supporting data, and to notify Company if Penn disagrees with such determination within [**] days of Company’s notification thereof (provided, that, if no notice is given by Penn within such [**]day period, Penn shall be deemed to have accepted Company’s determination of such respective fair market values hereunder). If Penn notifies Company of its disagreement within such [**]day period, then such matter shall be submitted for resolution pursuant to Section 13.10.

3.6 Minimum Royalties.

(a) In partial consideration of the License, commencing with the first Sale of a Licensed Product, Company will also pay to Penn the amount, if any, that the applicable minimum royalty listed in the table below exceeds Penn’s earned royalties on Net Sales of Licensed Products.

QUARTER:	First 4 Quarters	Next 4 Quarters	Next 4 Quarters	All Quarters thereafter
MINIMUM:	[**]	[**]	[**]	[**]

3.7 Sublicense Fees. Subject to Section 3.3(c), in partial consideration of the License, Company will pay to Penn, within [**] days after the end of each Quarter following the Effective Date, a sublicense fee of [**] percent ([**]%) of all Sublicense Income (as hereinafter defined) received by Company and its Affiliates during such Quarter from any non-Affiliate sublicensee for a sublicense under the License; provided, however, that if a license or sublicense, as the case may be, under any patent right(s) owned by one or more third parties is necessary to effect the biological delivery of any Licensed Product or Other Licensed Product, such [**] percent ([**]%)

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shall be reduced to [**] percent ([**]%). “Sublicense Income” means all cash payments plus the fair market value of all other consideration of any kind, received by Company and its Affiliates from non-Affiliate sublicensees for sublicenses granted under the Penn Patent Rights by Company and its Affiliates, other than (i) royalties paid to Company or any Affiliate by such a sublicensee based upon Sales or Net Sales by such sublicensee (and, in sublicensing arrangements in which a profit-sharing structure is used to compensate Company or Affiliate, other than profit-sharing amounts paid to Company or Affiliate), (ii) payments made to Company or any Affiliate in consideration for the issuance of equity or debt securities of Company or such Affiliate, provided, that if an equity or debt investment is made in Company or such Affiliate in connection with such a sublicense agreement, any premium paid over the fair market value for such equity or debt securities will be treated as Sublicense Income hereunder; (iii) amounts paid to Company or any Affiliate to fund the research and/or development of Licensed Products and/or Other Licensed Products; (iv) reimbursement of expenses relating to prosecution, maintenance and/or defense of Penn Patent Rights under which such sublicenses are granted; and (v) amounts paid to Company or any Affiliate, on a per detail full-time equivalent funding or other fee-for-service basis that reasonably represents the value of such services, for conducting detailing activities with respect to Licensed Products and/or Other Licensed Products under a co-promotion or similar arrangement with such sublicensee.

3.8 Transaction Fee. In partial consideration of the License, Company will pay to Penn, on the Effective Date, a one-time, non-refundable, non-creditable transaction fee of (a) $[**] with respect to Penn’s licensing and legal expenses, in connection with this Agreement and the Potentia Stockholders Agreement; and (b) within [**] days of receipt of an invoice from Penn, reasonable Penn legal expenses, including expenses related to tax counsel, occasioned by Company’s status as a Swiss AG, including review of this Agreement, the Company Articles of Association, Equity Documents and amendments to or consents or distributions related to same, throughout the Term of this Agreement, such expenses not to exceed $[**] prior to the Effective Date and not to exceed $[**] in any calendar year following the Effective Date.

4.	REPORTS AND PAYMENTS

4.1 Royalty Reports. Within [**] days after the end of each Quarter following the first Sale, Company will deliver to Penn a report, certified by the chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to Penn for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products or Other Licensed Products, as the case may be, constituting Sales; (b) the gross consideration received for Sales; (c) Qualifying Costs, listed by category of cost: (d) Net Sales; (e) the gross amount of any payments and other consideration received by Company from sublicensees and the amounts of any deductions permitted by Section 3.5; (f) the royalties, fees and other payments owed to Penn, listed by category; and (g) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit E.

4.2 Payments. Company will pay all royalties, fees and other payments due to Penn under Sections 3.3, 3.4, 3.6, 3.7 and 3.8 within [**] days after the end of the Quarter in which the royalties, fees or other payments accrued.

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4.3 Records. Company will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained for at least [**] years after submission of the applicable report required under Section 4.1.

4.4 Audit Rights. Upon reasonable prior written notice to Company, Company and its Affiliates and sublicensees will provide independent certified public accountants reasonably acceptable to Company with access to all of the books, records and related background information required by Section 4.3 to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate Penn’s review or audit without unreasonable disruption to Company’s business; and (c) no more than [**] during the Term (as defined below) and for a period of [**] years thereafter. Company will promptly pay to Penn the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Company has underpaid any payment by [**] percent ([**]%) or more, then Company will also promptly pay the costs and expenses of Penn and its accountants in connection with the review or audit.

4.5 Information Rights. Until the closing of the Company’s initial public offering, Company will provide to Penn, at least as frequently as the following reports are distributed to the Board of Directors of Company, copies of: (a) all reports to the Board that relate to the Penn Patent Rights or the Licensed Products or the Other Licensed Products, as the case may be; and (b) such portions of all business plans, projections and financial statements for Company that are distributed to the Board of Directors of Company that relate to the Penn Patent Rights or the Licensed Products or the Other Licensed Products, as the case may be; provided that Penn’s right to receive such reports, business plans, projections and financial statements shall not include the right to attend Board meetings or to receive materials with respect to which Company reasonably determines must be excluded to preserve attorney-client privilege or with respect to which Penn has a conflict of interest related to the parties’ respective rights and obligations under this Agreement. It is understood that as an owner of equity in Company, Penn shall also receive all reports and other information provided by Company to other owners of a like amount of equity in Company. After the closing of the Company’s initial public offering, Company will provide to Penn, promptly after filing, a copy of each annual report, proxy statement, 10-K, 10-Q and other material reports filed with the U.S. Securities and Exchange Commission.

4.6 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to Penn under Section 4.1.

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4.7 Place of Payment. All payments by Company are payable to “The Trustees of the University of Pennsylvania” and will be made to the following addresses:

By Electronic Transfer:	By Check:
[**]	The Trustees of the University of Pennsylvania c/o Center for Technology Transfer P.O. Box 785546 Philadelphia, PA 19178-5546

4.8 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to [**] percent ([**]%) per month (or the maximum allowed by law, if less).

5.	CONFIDENTIALITY AND USE OF PENN’S NAME

5.1 Confidentiality Agreement. If Company and Penn entered into one or more Confidential Disclosure Agreements prior to the Effective Date, then such agreements will continue to govern the protection of confidential information under this Agreement, and each Affiliate and sublicensee of Company will be bound to Company’s obligations under such agreements. If, however, no Confidential Disclosure Agreement has been entered into between Company and Penn prior to the Effective Date, then in connection with the execution of this Agreement, the parties will enter into a Confidential Disclosure Agreement substantially similar to Penn’s standard form. The term “Confidentiality Agreement” means all Confidential Disclosure Agreements between the parties that remain in effect after the Effective Date.

5.2 Other Confidential Matters. Penn is not obligated to accept any confidential information from Company, except for the delivery of information and/or reports required by Sections 1.5, 2.1, 4.1, 4.4, 4.5 and 6.6. Penn, acting through its Center for Technology Transfer and finance offices, will use reasonable efforts not to disclose to any third party outside of Penn any confidential information of Company contained in those reports, for so long as such information remains confidential. Without limiting the parties’ respective rights and obligations under any separate Confidentiality Agreement between the parties, Penn bears no institutional responsibility for maintaining the confidentiality of any other information of Company. Company may elect to enter into confidentiality agreements with individual investigators at Penn that comply with Penn’s internal policies.

5.3 Use of Penn’s Name. Company and its Affiliates, sublicensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. Company and its Affiliates, sublicensees, vendors, and manufacturers shall have the right to mark the Licensed Products and/or packaging thereof with relevant patent numbers.

6.	TERM AND TERMINATION

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6.1 Term. This Agreement will commence on the Effective Date and terminate, on a product-by-product and country-by-country basis, upon the later of: (a) the expiration of the last Valid Claim to expire of the Penn Patent Rights; or (b) ten (10) years after the first Sale of the first Licensed Product or Other Licensed Product, as the case may be, in a country if no Valid Claim of Penn Patent Rights covering the applicable Licensed Product or Other Licensed Product is pending or remains in force in such country (as the case may be, the “Term”).

6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least sixty (60) days prior written notice to Penn of such intention to terminate; (b) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products and Other Licensed Products, except to the extent permitted under Section 6.6; (c) causing all Affiliates to cease making, having made, using, importing, offering for sale and selling all Licensed Products and Other Licensed Products, except to the extent permitted under Section 6.6; and (d) paying all amounts owed to Penn under this Agreement through the effective date of termination.

6.3 Early Termination by Penn. Penn may terminate this Agreement if: (a) Company is more than [**] days late in paying to Penn any amounts owed under this Agreement and does not pay Penn in full, including accrued interest, within [**] days after written demand from Penn therefor (a “Payment Default”), provided that (i) if Company in good faith disputes any payment amount allegedly due under a provision of this Agreement other than Section 3.4, Company may pay the disputed amount to Penn under protest and, upon final resolution of the dispute, Penn shall refund to Company any amounts so paid that are determined not to have been payable, with interest at the rate set forth in Section 4.8 and (ii) if Company or a sublicensee of Company in good faith disputes any payment amount allegedly due under Section 3.4 or the amount of Net Sales made by Company or a sublicensee of Company upon which such royalty obligation is based, Penn may not terminate this Agreement unless Company fails to pay any such disputed amount finally determined to have been payable to Penn, with interest at the rate set forth in Section 4.8, within [**] days after final resolution of the dispute; provided further that, in the event that a good faith dispute regarding a payment amount allegedly due under Section 3.4 arises because a sublicensee of Company disputes Net Sales amounts that Company contends were made by the sublicensee, Company shall use good faith efforts to resolve such dispute and shall keep Penn reasonably informed regarding the status of such dispute; (b) except for a Payment Default, Company or its Affiliate or sublicensee materially breaches this Agreement and does not cure the breach within [**] days after written notice of the breach; or (c) Company or its sublicensee experiences a Trigger Event and in the case of a sublicensee, Company has not terminated the license to such sublicensee prior to or automatically upon the occurrence of the “Trigger Event.”. For purposes of Sections 6.3 and 6.4, the terms “sublicensee” excludes (i) manufacturers not authorized to sell or commercially distribute Licensed Products or Other Licensed Products to third parties and (ii) contractors, service providers, and collaborators whose rights are limited to making, having made, and/or using Licensed Products or Other Licensed Products for research and/or development purposes.

6.4 Trigger Event. The term “Trigger Event” means any of the following: (a) a material default by Company under the Equity Documents, other than a material breach of a representation or warranty; (b) if Company or any sublicensee (i) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt,

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(iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, not discharged within [**] days, (v) makes an assignment for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within [**] days; (c) the institution or commencement by Company or its sublicensee of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (d) the entering of any order for relief relating to any of the proceedings described in Section 6.4(b) or (c) above; (e) the calling by Company or its sublicensee of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (f) the act or failure to act by Company or its sublicensee indicating its consent to, approval of or acquiescence in any of the proceedings described in Section 6.4(b) – (e) above; (g) failure by Company to pay patent counsel pursuant to the terms of a Client and Billing Agreement or Patent Management Agreement, if any, after an opportunity of at least [**] days to cure such failure after written notice thereof, provided that such failure shall not constitute a Trigger Event during the pendency of any good faith dispute regarding such payment obligation and for [**] days after the resolution of any such good faith dispute if Company pays any amount determined to be payable within [**] days after the resolution of such dispute; or (h) the commencement by Company of any action against Penn, including an action for declaratory judgment, to declare or render invalid or unenforceable the Patent Rights, or any claim thereof; provided that the foregoing clauses (a), (b), (c), (d), (e), and (f) shall not apply with respect to Company or its Affiliates if Company has sublicensed all or substantially all of its rights hereunder to one or more Large Pharmaceutical Company(-ies) and such Large Pharmaceutical Company(-ies) remain in material compliance with the terms and conditions of its or their sublicense(s) relating to this Agreement and the foregoing clauses (a), (b), (c), (d), (e), and (f) shall not apply with respect to a sublicensee or acquirer of Company that is a Large Pharmaceutical Company that seeks protection under applicable bankruptcy laws for the purpose of reorganizing and continuing to operate if such sublicensee or acquirer of Company remains in material compliance with the terms and conditions of its sublicense relating to this Agreement.

6.5 Effect of Termination. Upon the termination of this Agreement for any reason except as a result of the expiration of the Term: (a) the License terminates; (b) Company and all its Affiliates will cease all making, having made, using, importing, offering for sale and selling all Licensed Products or Other Licensed Products, as the case may be, except to extent permitted by Section 6.6; (c) Company will pay to Penn all amounts, including accrued interest, owed to Penn under this Agreement through the date of termination; (d) Company will, at Penn’s request, return to Penn all confidential information of Penn and provide to Penn one complete copy of all data with respect to Licensed Products and Other Licensed Products as the case may be generated by Company during the Term in the course of its performance of this Agreement that will facilitate the further development of the technology licensed under this Agreement; and (e) except as otherwise provided in this Agreement, in the case of termination under Section 6.3, all duties of Penn and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either Penn or Company. Notwithstanding the foregoing, in the event of any termination of this Agreement by Penn under Section 6.3 (Early Termination by Penn), each sublicense of the Penn Patent Rights shall survive such termination and remain in full force and effect in accordance with its terms and shall be assigned to and assumed by Penn, provided, that (x) the sublicensee is not then in material breach of the terms and conditions of its

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sublicense or the applicable terms of this Agreement, (y) the sublicensee agrees in writing to remain in material compliance with all terms and conditions of the sublicense, and (z) Penn shall not be required to assume the obligations of the Company under such sublicense other than the grant of the sublicense itself and other obligations under this Agreement which are passed-through to such sublicensee under such sublicense. At Company’s request, Penn shall enter into a “stand-by” license agreement directly with the applicable sublicensee on terms reasonably acceptable to Penn, to confirm the rights of the sublicensee set forth in this Section 6.5.

6.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Company will cause physical inventories to be taken immediately of: all completed Licensed Products or Other Licensed Products as the case may be, including Licensed Products and Other Licensed Products that have been formulated into final finished form (“Pre-Termination Formulated Product”), and are under the control of Company or its Affiliates or sublicensees (except for sublicensees whose sublicense agreements remain in effect following such termination pursuant to Section 6.5 (“Surviving Sublicensees”)). Company will deliver promptly to Penn a copy of the written inventory, certified by an officer of the Company. Upon termination of this Agreement for any reason, Company will promptly remove, efface or destroy all references to Penn from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or sublicensees (except Surviving Sublicensees), and Company and its Affiliates and sublicensees (except Surviving Sublicensees) will not represent in any manner that it has rights in or to the Penn Patent Rights or the Licensed Products or Other Licensed Products as the case may be, provided however, that inventory on hand maybe marked with appropriate patent numbers. Upon the termination of this Agreement as a result of expiration of the Term, Company and its Affiliates and sublicensees may continue to sell Licensed Products and Other Licensed Products; provided that royalties on Net Sales of Pre-Termination Formulated Product sold after such termination shall continue to be payable notwithstanding such termination. Upon any termination of this Agreement other than as a result of expiration of the Term and other than pursuant to Section 6.3(a) or (c), Company and its Affiliates and sublicensees (except Surviving Sublicensees) may sell off its inventory of Licensed Products and/or Other Licensed Products as the case may be, existing on the date of termination for a period of [**] months and pay Penn royalties on Sales of such inventory within [**] days following the expiration of such [**] month period.

6.7 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to Penn under this Agreement will survive the termination of this Agreement for any reason. Sections 1.5(c), 6.1, 6.5, 6.6, 6.7, 13.9,13.10 and 13.11 and Articles 4, 5, 9, 10, and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms. Company’s right to continue to prosecute and/or participate in litigation instituted pursuant to Section 8, and Company’s right to recover the proceeds of patent litigation instituted pursuant to Section 8 shall also survive termination of this Agreement for any reason, provided that such infringement actions are instituted by Company while the License is in effect. It is understood that Company’s right to continue to prosecute and/or participate in patent litigation and to recover the proceeds thereof following termination of this Agreement are based on infringement occurring while the License is in effect and do not entitle Company to share in financial recoveries based on acts of infringement that may occur following termination of this Agreement.

7.	PATENT MAINTENANCE AND REIMBURSEMENT

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7.1 Patent Maintenance. Penn controls the preparation, prosecution and maintenance of the Penn Patent Rights and the selection of patent counsel, with input from Company. If, however, Company desires to manage the preparation, prosecution and maintenance of the Patent Rights with input from Penn, and with agreement from Penn, which will not be unreasonably withheld, and Company is the sole licensee to the Penn Patent Rights, then Company and Penn will enter into with patent counsel a Patent Management Agreement in the form attached as Exhibit F. Penn will consider Company’s reasonable request to select alternate patent counsel. For clarity, for so long as there is more than one licensee to Penn Patent Rights, Penn does not typically agree to a Patent Management Agreement but may consider doing so if all licensees to the Penn Patent Rights agree thereto.

7.2 Patent Reimbursement. Company will reimburse Penn the following percentage of all documented attorney’s fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Penn Patent Rights, including any interference negotiations, claims or proceedings, within [**] days after Company’s receipt of invoices for such fees, expenses and charges:

[**]%; provided that, if Penn exercises its right to terminate the License as to one or more Key Fields pursuant to Section 2.4(b), the parties will negotiate in good faith a reduction in percentage of patent costs reasonably and equitably attributable to each such Key Field to which the License is terminated.

7.3 Other Matters. Except during the pendency of a Patent Management Agreement: (1) Penn will use reasonable efforts to copy, and will instruct patent counsel to copy, Company on all patent prosecution and patent maintenance matters related to the Penn Patent Rights including all correspondence from and to patent offices and all drafts of proposed filings with patent offices; (2) Penn will use reasonable efforts to and will instruct patent counsel to notify Company in writing at least [**] days prior to the due date or deadline for any action which could adversely affect the pending status of any patent application within the Penn Patent Rights, the maintenance of any granted patent within the Penn Patent Rights, Penn’s right to file any continuing application or foreign counterpart application based on the Penn Patent Rights, or the breadth of any claim within the Penn Patent Rights; (3) Company has the right to consult with Penn, and Penn will give due consideration to Company’s comments; and (4) Penn will request Company’s written consent prior to taking any of the following actions: (i) provoking or participating in interference or opposition proceedings; (ii) filing national stage applications or continuation applications in any country other than the United States. Should Company refuse to consent to such actions, Penn may proceed with any such actions at Penn’s expense and thereafter, the patents, patent rights or patent applications obtained, maintained or secured through such actions will be excluded from the Penn Patent Rights, provided that patents, patent rights or patent applications will not be excluded from Penn Patent Rights to the extent they are obtained through the filing of national stage applications without Company’s consent, in countries other than Australia, Canada, Europe, Japan and the United States. For clarity, Company shall not be required to pay attorney’s fees, expenses, official tees or other charges, or reimburse Penn therefor, in connection with any of the actions listed in (4)(i) – (ii), including in connection with subsequent prosecution and maintenance of national stage applications listed in 4(ii), if such action(s) was/were undertaken without Company’s prior written consent.

8.	INFRINGEMENT

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8.1 Notice. Company and Penn will notify each other promptly of any infringement of the Penn Patent Rights by a product in the Field of Use (“Field Infringement”) that may come to their attention. Company and Penn will consult each other in a timely manner concerning any appropriate response to the Field Infringement.

8.2 Enforcement. Company may enforce the Penn Patent Rights against any Field Infringement at Company’s expense. Company may not enforce Penn Patent Rights against any non-Field Infringement. Company shall not, and shall require its Affiliates and sublicensees not to, settle or compromise any such litigation in a manner that imposes any obligations or restrictions on Penn without Penn’s prior written permission. Financial recoveries from any such litigation will be: (a) first, applied to reimburse Company and/or its Affiliates and/or sublicensees and to reimburse Penn for its or their Litigation Expenditures; and (b) second, as to any remainder, (i) if such litigation is brought by Company and/or its Affiliates, [**] percent ([**]%) shall be paid to Company and/or its Affiliates and [**] percent ([**]%) shall be paid to Penn or (ii) if such litigation is brought by a non-Affiliate sublicensee, [**] of any amount paid to Company and/or its Affiliates under the applicable sublicense agreement shall be retained by Company and or its Affiliates and [**] of any amount paid to Company and/or its Affiliates under the applicable sublicense agreement shall be paid to Penn. For purposes of this Agreement, “Litigation Expenditures” shall be defined as: any attorneys’ fees or costs, whether incurred directly or indirectly, in reference to a pertinent litigation or investigation including, but not limited to, court costs, local counsel fees, deposition costs, subpoena costs, court reporter costs, expert fees, and other reasonable expenses directly incurred for investigation or litigation of claims.

8.3 Intervention and Involuntary Participation

(a) Voluntary Intervention. Penn reserves the right to voluntarily intervene and join Company in any litigation under Section 8.2.

(b) Involuntary Participation. If Penn is required to participate in any litigation referred to under Section 8.2 (such as, for example, but not limited to, being joined or named as a defendant, necessary party, involuntary plaintiff, or indispensable party), then: (i) Company may seek to join Penn involuntarily and (ii) if Penn cannot be joined involuntarily, then Company may join Penn in any litigation referred to under Section 8.2 if Penn’s participation is required for standing to bring or maintain the lawsuit in which Company seeks to join Penn, and Penn will not object to being joined in said litigation; provided however, that in any instance described in this Section 8.3(b), Company will reimburse Penn’s Litigation Expenditures on an ongoing basis, within [**] days of submission of actual invoices.

8.4 Penn Prosecution. If Company does not prosecute any infringement of the Patent Rights, then Penn may elect to prosecute such infringement at Penn’s expense. If Penn elects to prosecute such infringement, then any financial recoveries will retained by Penn in their entirety; provided, however, that if Company, its Affiliates, or sublicensees is/are involuntarily joined in any litigation referred to in this Section 8.4, any financial recoveries will first be applied to reimburse any Litigation Expenditures incurred by Company, its Affiliates and sublicensees. If Company, its Affiliates, or sublicensees participates in any litigation referred to in this Section 8.4 at Penn’s request, Penn will reimburse any Litigation Expenditures incurred by Company, its Affiliates and sublicensees on an ongoing basis, within [**] days of submission of actual invoices.

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8.5 Cooperation. In any litigation under this Article 8, either party, at the request and expense of the requesting party, will cooperate to the extent reasonable and reasonably possible. Notwithstanding anything else herein, if Company or its Affiliates sublicenses any or all rights under the License to, or is acquired by, a Large Pharmaceutical Company, such Large Pharmaceutical Company shall not be required to cooperate under this section 8.5 if such Large Pharmaceutical Company reasonably deems that doing so would present unacceptable business or legal risks.

9.	DISCLAIMER OF WARRANTIES

9.1 Disclaimer. THE PENN PATENT RIGHTS, LICENSED PRODUCTS, OTHER LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.

10.	LIMITATION OF LIABILITY

10.1 Limitation of Liability. PENN WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S USE OF THE PENN PATENT RIGHTS, LICENSED PRODUCTS, OTHER LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS OR OTHER LICENSED PRODUCTS BY COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS; OR FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

11.	INDEMNIFICATION

11.1 Indemnification. Except to the extent that Penn is grossly negligent or engaged in willful misconduct with respect to Penn’s use of the Penn Patent Rights, Company will defend, indemnity, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of Penn and its trustees, officers, faculty, agents, contractors, employees and students. The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Indemnification Event” means any Claim against one or more Indemnified Parties arising out of or resulting from: (a) the development, testing, use, manufacture, promotion, sale or other disposition of any Penn Patent Rights or Licensed Products or Other Licensed Products as the case may be by Company, its Affiliates, its sublicensees, its assignees or its vendors, including, but not limited to, (x) a product liability or other Claim of any land related to use by a third party of a Licensed Product, (y) a Claim by a third

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party that the practice of any of the Penn Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) a Claim by a third party relating to clinical trials or studies for Licensed Products or Other Licensed Products as the case may be; (b) any material breach of this Agreement by Company or its Affiliates or sublicensees; and (c) the enforcement of this Article 11 by any indemnified Party. The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

11.2 Other Provisions. Company will not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on Penn without Penn’s prior written consent, which will not be unreasonably withheld. Penn will promptly notify Company of any Claim of which it becomes aware and will cooperate with Company’s reasonable requests in connection with defense of such Claim, at Company’s expense. If Company fails or declines to assume the defense of any Claim within [**] days after notice of the Claim, then Penn may assume the defense of such Claim for the account and at the risk of Company, and any Liabilities related to such Claim will be conclusively deemed a liability of Company. The indemnification rights of the Indemnified Parties under this Article 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

12.	INSURANCE

12.1 Coverages. Company (either itself or through its Affiliates or sublicensees) will procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement or under the applicable sublicense agreement; provided that, any such insurance, whether procured and maintained by Company or through an Affiliate or sublicensee, must name Penn as an additional insured and Company, its Affiliate and/or sublicensee, as applicable, shall provide Penn with evidence of such insurance: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $[**] combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products or Other Licensed Products as the case may be, clinical trials coverage in a minimum amount of $[**] combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of $[**] combined single limit per occurrence and in the aggregate. Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.1, and Penn reserves the right to require Company to adjust the limits accordingly, consistent with industry standards, for comparable products, markets, insured parties and indemnified claims. The required minimum amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations to Penn under this Agreement. Notwithstanding the foregoing, if Company and/or any Affiliate sublicenses the Penn Patent Rights to a Large Pharmaceutical Company, or Company is acquired by a Large Pharmaceutical Company, such sublicensee or acquirer may satisfy the obligations set forth under this Article 12 through reasonable self-insurance.

12.2 Other Requirements. The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better (or an insurance carrier

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with an equivalent rating from a reputable third party rating firm if A.M. Best does not rate such insurance carrier) and will name Penn as an additional insured with respect to Company’s performance under this Agreement. Following the Effective Date, Company, its Affiliate and/or sublicensee shall provide to Penn insurance certificates evidencing the required coverage within [**] days after the commencement of any renewal periods. Each certificate will provide that the insurance carrier will notify Penn in writing at least [**] days prior to the cancellation or material change in coverage.

13.	ADDITIONAL PROVISIONS

13.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

13.2 No Discrimination. Neither Penn nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

13.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Penn does not represent that no license is required, or that, if required, the license will issue.

13.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either patty of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

13.5 Assignment & Hypothecation. Company may not assign this Agreement or any part of it either directly or by merger or operation of law, without the prior written consent of Penn. Penn will not unreasonably withhold, condition or delay its consent, provided that: (a) at least [**] days before the proposed transaction effecting or conveying such assignment, Company gives Penn written notice and such background information as may be reasonably necessary to enable Penn to give an informed consent; (b) the assignee agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Development Plan within [**] days after the closing of the proposed transaction; and (c) Company provides Penn with a copy of assignee’s undertaking. Notwithstanding the foregoing, Penn’s consent shall not be required for any assignment of this Agreement to (i) a Large Pharmaceutical Company or acquirer of Company that has, together with its affiliates, a market value or, in the case of a publicly traded company, market capitalization, of at least $[**] or (ii) Potentia, provided that: (A) the assignee agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Development Plan within [**] days after the closing of the proposed transaction; and (B) Company provides Penn with a

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copy of assignee’s undertaking. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the time of the assignment. Company will not grant a security interest in the License or this Agreement during the Term. Any prohibited assignment or security interest will be null and void.

13.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective Notice Address listed on the signature page, and delivered: (a) personally; (b) by recognized overnight courier service, charges prepaid; or (c) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

13.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

13.8 Headings & Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

13.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.

13.10 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement.

13.11 Integration. This Agreement with its Exhibits, the Stockholders Agreement, the Patent Inventorship Agreement, and the Confidentiality Agreements contain the entire agreement between the parties with respect to the Penn Patent Rights and the License and supersede all other oral or written representations, statements, or agreements with respect to such subject matter.

Each party has caused this Agreement to be executed by its duly authorized representative.

THE TRUSTEE OF THE UNIVERSITY OF PENNSYLVANIA		APELLIS AG

By:	/s/ Michael J. Cleare	By	/s/ Cedric Francois
Name:	Michael J. Cleare	Name:	Cedric Francois, M.D. Ph.D.
Title:	Executive Director, Technology Transfer	Title:	Managing Director

EXECUTION COPY

Address:	Center for Technology Transfer University of Pennsylvania 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attention: Executive Director	Address:	201 E. Jefferson St. Suite 301 Louisville, KY 40202

Required copy to:	University of Pennsylvania Office of General Counsel 133 South 36th Street, Suite 300 Philadelphia, PA 19104-3246 Attention: General Counsel	Apellis AG 201 E. Jefferson St. Suite 301 Louisville, KY 40202 Attn: General Counsel

Michael Cleare, Ph.D.

Associate Vice Provost for Research and

Executive Director, Center for Technology Transfer

EXECUTION COPY

EXHIBIT INDEX

Exhibit A	Patents and Patent Applications in Patent Rights

Exhibit B	Minimum Contents of Development Plan

Exhibit C	[Form of Potentia Stockholders Agreement]

Exhibit D	[Form of Apellis Stockholders Agreement]

Exhibit E	Format of Royalty Report

Exhibit F	[Form of Patent Management Agreement]

EXHIBIT A

Patent Rights

Penn Docket	Docket Title	Inventors	Applicants	US Patents	Foreign Patents
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

A-1

EXHIBIT B

Development Plan Contents

The Development Plan and each update to the Development Plan will include, at a minimum, the following information:

[**].

B-1

EXHIBIT C

[Form of Potentia Stockholders Agreement]

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

by and among

POTENTIA PHARMACEUTICALS, INC.

and

THE PARTIES LISTED ON

EXHIBIT A HERETO

Dated as of

March    , 2008

POTENTIA PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

March    , 2008

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	C-1

ARTICLE 2	PREEMPTIVE RIGHTS	C-3
2.1	Generally	C-3
2.2	Acceptance	C-4
2.3	Sale by Company	C-4
2.4	Decrease in Shares Sold	C-4
2.5	Purchase of Shares	C-5
2.6	Shares Not Sold	C-5
2.7	Exclusions from First Refusal Right	C-5
2.8	Applicability of this Agreement to Offered Securities	C-6

ARTICLE 3	RESTRICTIONS ON TRANSFER	C-6
3.1	Generally	C-6
3.2	Permitted Transfers	C-6
3.3	Offer for Sale; Notice of Proposed Sale	C-6
3.4	Option to Purchase	C-6
3.5	Sale to Offeror; Closing	C-7

ARTICLE 4	CO-SALE	C-7
4.1	Co-Sale Rights	C-7
4.2	Treatment of Sale Proceeds	C-8

ARTICLE 5	DRAG-ALONG OBLIGATIONS	C-8
5.1	Generally	C-8
5.2	Notice	C-10
5.3	Closing	C-10

ARTICLE 6	BOARD ELECTIONS	C-11

ARTICLE 7	GENERAL PROVISIONS	C-12
7.1	Legends	C-12
7.2	Amendments	C-12
7.3	Effect of Agreement	C-13
7.4	Governing Law	C-13
7.5	Counterparts	C-13
7.6	Notices	C-13
7.7	Entire Agreement	C-13
7.8	Severability	C-13
7.9	Construction	C-13
7.10	Limited Proxy	C-14

i

POTENTIA PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of March     , 2008, by and among Potentia Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and those individuals identified on Exhibit A hereto (individually, each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the Stockholders believe that it is in the best interest of the Company and the Stockholders to (i) provide preemptive rights with respect to future sales of Preferred Stock to the Preferred Stockholders; (ii) provide limitations on certain transfers of Shares; (iii) provide for certain drag-along and co-sale rights and obligations of the Stockholders; (iv) provide for the election of certain persons as directors of the Company; and (v) set forth their agreements on certain other matters;

WHEREAS, the Company and the Stockholders entered into that certain Shareholders Agreement dated March 31, 2005, amended and restated by that certain First Amended and Restated Stockholders Agreement dated October 27, 2006, and further amended and restated by that certain Second Amended and Restated Stockholders Agreement dated October 18, 2007;

WHEREAS, the Second Amended and Restated Stockholders Agreement by and among the Company and the Stockholders dated October 18, 2007, is amended and restated by this Agreement, effective upon the execution and delivery of written consents by the holders of a majority of the outstanding shares of Common Stock, $0.0001 par value, and Series 2006 Preferred Stock, $0.0001 par value, of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means, with respect to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.

1.2 “Available Amount” has that meaning set forth in Section 2.1 of this Agreement.

1.3 “Board of Directors” means the board of directors of the Company.

1.4 “Certificate” has that meaning set forth in Section 4.1 of this Agreement.

1.5 “Company” means Potentia Pharmaceuticals, Inc., a Delaware corporation, and its successors and assigns.

1.6 “Co-Sale” has that meaning set forth in Section 4.1 of this Agreement.

1.7 “Co-Sale Purchaser” has that meaning set forth in Section 4.1 of this Agreement.

1.8 “Co-Sale Transaction” means a transaction whereby a majority of the Shares become beneficially owned by a single Person (including Affiliates of such Person).

1.9 “Drag-Along Notice” has that meaning set forth in Section 5.2 of this Agreement.

1.10 “Drag-Along Stockholders” has that meaning set forth in Section 5.1 of this Agreement.

1.11 “Drag-Along Transaction” has that meaning set forth in Section 5.1 of this Agreement.

1.12 “Electing Co-Sale Purchaser” has that meaning set forth in Article 4.1 of this Agreement.

1.13 “Excluded Securities” has that meaning set forth in Section 2.7 of this Agreement.

1.14 “Notice” has that meaning set forth in Section 3.3 of this Agreement.

1.15 “Notice of Acceptance” has that meaning set forth in Section 2.2 of this Agreement.

1.16 “Offer” has that meaning set forth in Section 2.1 of this Agreement.

1.17 “Offeree” has that meaning set forth in Section 2.1 of this Agreement.

1.18 “Offered Securities” has that meaning set forth in Section 2.1 of this Agreement.

1.19 “Offeror” has that meaning set forth in Section 3.3 of this Agreement.

1.20 “Option” has that meaning set forth in Section 3.4 of this Agreement.

1.21 “Option Period” has that meaning set forth in Section 3.4 of this Agreement.

1.22 “Participating Sellers” has that meaning set forth in Section 5.1 of this Agreement.

1.23 “Permitted Transferee” has that meaning set forth in Section 3.2 of this Agreement.

1.24 “Person” means any individual, limited liability company, partnership (general or limited), corporation, trust, estate, association, or other entity.

1.25 “Preferred Stockholder” means any holder of shares of Series 2006 Preferred Stock or Series 2007 Preferred Stock.

1.26 “Proposed Buyer” has that meaning set forth in Section 5.1 of this Agreement.

1.27 “Qualifying Financing” has that meaning set forth in the Certificate of Incorporation of the Company, as in effect immediately prior to the date of any such financing.

1.28 “Refused Securities” has that meaning set forth in Section 2.3 of this Agreement.

1.29 “Requisite Majority” shall mean the holders of a majority of the outstanding shares of Series 2006 Preferred Stock and Series 2007 Preferred Stock voting together as a single class.

1.30 “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission issued under such Act, as they each may, from time to time, be in effect.

1.31 “Selling Parties” has that meaning set forth in Section 7.1 of this Agreement.

1.32 “Stockholders” has that meaning set forth in the introductory paragraph of this Agreement.

1.33 “Shares” means shares of the Common Stock, $0.0001 par value, the Series 2006 Preferred Stock, $0.0001 par value, and/or the Series 2007 Preferred Stock, $0.0001 par value, of the Company, and, for the purpose of determining a majority or other percentage of the outstanding shares of Common Stock and Preferred Stock held by Stockholders hereunder, the Common Stock, the Series 2006 Preferred Stock and the Series 2007 Preferred Stock, considered together as a single class on an as-converted basis.

1.34 “Shares Proposed for Transfer” has that meaning set forth in Section 3.3 of this Agreement.

1.35 “Subsidiary” means any entity 50% or more of whose securities are owned by the Company or as to which the Company has the right to elect a majority of the members of the board of directors or similar governing body.

1.36 “Transfer” means any sale, transfer or other disposition of any Shares, or of any interest in such Shares, whether voluntary or by operation of law.

1.37 “Transferring Co-Sale Stockholders” has that meaning set forth in Section 4.1 of this Agreement.

1.38 “Transferring Party” has that meaning set forth in Section 3.3 of this Agreement.

ARTICLE 2

PREEMPTIVE RIGHTS

2.1 Generally. Subject to Sections 2.7 and 2.8 below, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Preferred Stock or any other equity securities of the Company having rights, preferences and privileges senior to those of the Common Stock, (collectively, unless excluded by Section 2.7 below, the “Offered Securities”), unless in each such case the Company shall have first complied with this Agreement. The Company shall deliver to each Preferred Stockholder a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the “Offer”), which Offer shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged (the “Offerees”), and (iv) offer to issue and sell to or exchange with each Preferred Stockholder (A) such portion of the Offered Securities as the aggregate number of shares of Common Stock into which all shares of Preferred Stock held by such Preferred Stockholder are convertible bears to the total number of shares of Common Stock into which all shares of Preferred Stock held by the Preferred Stockholders are then convertible (the “Available Amount”). Each Preferred Stockholder shall have the right, for a period of fifteen (15) days following delivery of the Offer, to purchase or acquire, at the price and upon the other terms specified in the Offer, the number of Offered Securities described above. The Offer by its terms shall remain open and irrevocable for such 15-day period.

2.2 Acceptance. To accept an Offer, in whole or in part, a Preferred Stockholder must deliver a written notice (the “Notice of Acceptance”) to the Company prior to the end of the 15-day period of the Offer, setting forth with respect to such Preferred Stockholder, the portion of such Preferred Stockholder’s Available Amount that the Preferred Stockholder elects to purchase. A Preferred Stockholder may designate, at any time prior to actual purchase, any Affiliate of such Preferred Stockholder as the entity entitled to purchase all or a portion of such Preferred Stockholder’s Available Amount, provided that (i) such designee agrees to be bound by the terms of this Agreement in the same capacity as the Preferred Stockholder hereunder and (ii) the purchase of such Offered Securities by such designee does not violate the registration requirements of or require registration under the Securities Act or any applicable state securities laws.

2.3 Sale by Company. In the event that Notices of Acceptance are not given by Preferred Stockholders in respect of all the Offered Securities, the Company shall have up to 120 days from the expiration of the period set forth in Section 2.1 above to issue, sell or exchange all or any part of such Offered Securities as to which Notices of Acceptance have not been given by the Preferred Stockholders (the “Refused Securities”), but only to one or more of the Offerees and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.

2.4 Decrease in Shares Sold. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 2.3 above), then each Preferred Stockholder may, at its sole option and in its sole discretion by delivery of notice to the Company within ten (10) days of receipt of notice of such reduction, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Preferred Stockholder elected to purchase pursuant to Section 2.2 above multiplied by a fraction, (i) the numerator of which shall be the reduced number or amount of Offered Securities the Company proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Preferred Stockholders pursuant to Section 2.2 above prior to such reduction) and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Preferred Stockholder so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the

Offered Securities unless and until such securities have again been offered to the Preferred Stockholders in accordance with Section 2.1 above.

2.5 Purchase of Shares. Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, or if there are no Refused Securities, on a date mutually agreeable to the Company and the Preferred Stockholders who have delivered Notices of Acceptances with respect to at least a majority of the Offered Securities. Section 2.2 above, the Preferred Stockholders shall acquire from the Company, and the Company shall issue to the Preferred Stockholders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 2.4 above if the Preferred Stockholders have so elected, upon the terms and conditions specified in the Offer. The purchase by the Preferred Stockholders of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and each Preferred Stockholder of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Offerees and Preferred Stockholders who will purchase at least a majority of such Offered Securities.

2.6 Shares Not Sold. Any Offered Securities not acquired by the Preferred Stockholders or the Offerees in accordance with Section 2.3 above may not be issued, sold or exchanged until they are again offered to the Preferred Stockholders in accordance with Section 2.1 above.

2.7 Exclusions from First Refusal Right. The rights of the Preferred Stockholders under Sections 2.1 through 2.6, inclusive, shall not apply to the following securities and such securities (“Excluded Securities”), shall not be deemed “Offered Securities”:

(a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision of shares of Common Stock;

(b) Preferred Stock issued as a stock dividend to holders of Preferred Stock or upon any subdivision of shares of Preferred Stock;

(c) the issuance of shares of Common Stock, or options exercisable therefor, including options outstanding on the date of this Agreement, issued or issuable to current or former employees, officers or directors of, or consultants or advisers to, the Company pursuant to stock purchase or stock option plans or similar arrangements approved by the Board of Directors;

(d) securities issued or issuable in connection with a bona fide non-equity financing transaction (e.g. equipment financing arrangements and bank lines of credit) that is approved by the Board of Directors;

(e) securities issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its Subsidiaries of all or substantially all of the stock or assets of any other entity in a transaction that is approved by the Board of Directors;

(f) shares of Common Stock issued in a Qualifying Financing;

(g) securities issued to a strategic partner in connection with a development, collaboration or other similar agreement that is approved by the Board of Directors; or

(h) securities issued, sold or exchanged by the Company as to which the Requisite Majority has elected to designate as Excluded Securities.

2.8 Applicability of this Agreement to Offered Securities. All Offered Securities issued, sold or exchanged pursuant to this Agreement as applicable, shall be subject to the terms of this Agreement unless otherwise determined by the Requisite Majority.

ARTICLE 3

RESTRICTIONS ON TRANSFER

3.1 Generally. Any Transfer of any of the Shares by a Stockholder, other than according to the terms of this Agreement, shall be void and transfer no right, title or interest in or to any such Shares to the purported transferee. Moreover, unless approved by the Board of Directors, no Transfers shall be valid unless and until the transferee shall have executed and delivered a counterpart of this Agreement.

3.2 Permitted Transfers. A Stockholder may Transfer without compliance with Sections 3.3 through 3.5 of this Agreement, any or all of his Shares to an Affiliate of such Stockholder, to his spouse or children or to a trust established for the benefit of his spouse, children or himself, or dispose of them under his will or pursuant to a judicial decree or order (provided that, in each such case, the Company receives written notice of such Transfer and, prior to the completion of such Transfer, each such transferee (a “Permitted Transferee”) or his or her legal representative shall have executed documents assuming the obligations of the transferring Stockholder under this Agreement with respect to the transferred Shares). Notwithstanding the foregoing, in the event of any Transfer pursuant to this Section 3.2 the transferor and the Permitted Transferee(s) shall be jointly and severally liable as one Stockholder pursuant to this Agreement. The pledge of any Shares by a Stockholder shall be permitted only with the approval of the Board of Directors, in its sole discretion.

3.3 Offer for Sale; Notice of Proposed Sale. If any Stockholder (the “Transferring Party”) desires to Transfer any of his Shares in any transaction other than pursuant to Section 3.2 of this Agreement, such Transferring Party shall first deliver written notice of such desire to do so (the “Notice”) to the Company. The Notice shall specify: (i) the name and address of the party to which the Transferring Party proposes to Transfer the Shares (the “Offeror”), (ii) the number of Shares the Transferring Party proposes to Transfer (the “Shares Proposed for Transfer”), (iii) the consideration per Share offered by the Offeror to the Transferring Party for the proposed Transfer, and (iv) all other material terms and conditions of the proposed transaction. The Notice shall be accompanied by a copy of the offer from the Offeror to the Transferring Party or such other evidence of the offer that is reasonably satisfactory to the Company.

3.4 Option to Purchase.

(a) The Company shall have the option (the “Option”) to purchase all but not less than all of the Shares Proposed for Transfer for the consideration per Share and on the terms and conditions specified in the Notice. The Option must be exercised no later than thirty (30) days after such Notice has been delivered (the “Option Period”). Such option shall be exercised by delivery of written notice to the Secretary of the Company.

(b) In the event the Company duly exercises its option to purchase the Shares Proposed for Transfer, the closing of such purchase shall take place at the offices of the Company on a single date agreed to between the Transferring Party and the Company, which date shall be not later than sixty (60) days after the expiration of the Option Period.

(c) To the extent that the consideration proposed to be paid by the Offeror for the Shares Proposed for Transfer consists of property other than cash or a promissory note, the consideration required to be paid by the Company upon exercise of the Option may consist of cash equal to the value of such property, as determined in good faith by agreement of the Transferring Party and the Company. In the event that the parties are not able to determine the value of such property, the value of such property shall be determined by a panel of three appraisers whose decision shall be final and binding on the parties hereto. The Transferring Party shall choose one appraiser; the Company shall choose the second appraiser; and the two so selected shall select and designate a third appraiser. The value of the property shall be equal to the average of the values determined by the three appraisers. The fees and expenses of all such appraisers shall be borne equally by the Transferring Party and by the Company.

3.5 Sale to Offeror; Closing. If the Company does not exercise the Option within the Option Period, then the option of the Company to purchase such Shares Proposed for Transfer, whether exercised or not, shall terminate and, subject to the provisions in Section 3.1, the Transferring Party may sell, on the terms and conditions set forth in the Notice, the Shares Proposed for Transfer to the Offeror, provided that (a) the transaction contemplated by the Notice shall be consummated not later than ninety (90) days after the expiration of the Option Period and (b) the Offeror agrees to be bound by the terms of this Agreement in the same capacity as the Transferring Party.

ARTICLE 4

CO-SALE

4.1 Co-Sale Rights. Upon the proposed occurrence of a Co-Sale Transaction, any one or more of the Stockholders may demand that the effectiveness of the Co-Sale Transaction be conditioned upon the right of each such Stockholder to sell to the Person acquiring Shares in the Co-Sale Transaction (the “Co-Sale Purchaser”) all or any part of such Stockholder’s Shares (a “Co-Sale”), provided that such Stockholder (an “Electing Co-Sale Stockholder”) delivers written notice to the Stockholders transferring Shares in the Co-Sale Transaction (the “Transferring Co-Sale Stockholders”) to the Co-Sale Purchaser of such demand stating the number of Shares he so wishes to sell within forty-five (45) days after having received notice from the Transferring Co-Sale Stockholders that a proposed sale of Shares would constitute a Co-Sale Transaction. The price for such Stockholders’ Shares shall be equal to the per Share price to be paid in the Co-Sale Transaction; provided, however, that the proceeds from the Co-Sale Transaction shall be reallocated among such Electing Co-Sale Stockholders and the Transferring Co-Sale Stockholders such that such Electing Co-Sale Stockholders and the Transferring Stockholders shall be entitled to receive such portion of the proceeds as if the proceeds had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation (the “Certificate”) of the Company as in effect immediately prior to the entry into the first agreement entered into in connection with, and prior to, such Co-Sale Transaction (giving effect to applicable orders of priority). The closing of the Co-Sale shall take place concurrently with the sale by the Transferring Co-Sale Stockholders to the Co-Sale Purchaser. If the Co-Sale Purchaser is unwilling or unable to purchase all of the Shares such Stockholders desire to sell, neither the Company nor any Stockholders shall enter into the Co-Sale Transaction.

4.2 Treatment of Sale Proceeds. The proceeds of any sale made by any Transferring Co-Sale Stockholders without compliance with the provisions of Section 4.1 shall be deemed to be held in constructive trust in such amount as would have been due to the Stockholders desiring to sell Shares if the Transferring Co-Sale Stockholders had complied with this Agreement.

ARTICLE 5

DRAG-ALONG OBLIGATIONS

5.1 Generally.

(a) If requested by the holders of a majority of the outstanding Shares (the Stockholders constituting such majority are hereinafter referred to as the “Drag-Along Stockholders”), each of the other Stockholders (the “Participating Sellers”) hereby agrees to sell all of his Shares to any other Person (the “Proposed Buyer”) in the manner and on the terms set forth in this Article 5 in connection with the sale by the Drag-Along Stockholders to the Proposed Buyer of all of the Shares held by the Drag-Along Stockholders (a “Drag-Along Transaction”).

(b) The obligations of the Stockholders pursuant to this Section 5.1 are subject to the satisfaction of the following conditions:

(i) upon the consummation of a Drag-Along Transaction, each of the Stockholders shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate as in effect immediately prior to the entry into the first agreement entered into in connection with, and prior to, such Drag-Along Transaction (giving effect to applicable orders of priority);

(ii) subject to Section 5.3(b), if any Stockholders are given an option as to the form of consideration to be received, each other Stockholder shall be given the same option;

(iii) the Drag-Along Transaction must be a bona fide, arms’ length transaction;

(iv) the Proposed Buyer must not be affiliated with any of the Drag-Along Stockholders, including without limitation, that the Proposed Buyer must not, directly or indirectly, be a shareholder, officer, director, partner, member or manager of any of the Drag-Along Stockholders, and the Proposed Buyer must not, directly or indirectly, control, be controlled by, or be under common control with, any of the Drag-Along Stockholders;

(v) if any Drag-Along Stockholder obtains in connection with the Drag-Along Transaction any contractual rights, such as registration rights, rights of co-sale, preemptive rights, and the like, each Participating Seller shall receive substantially commensurate contractual rights in connection with such Drag-Along Transaction;

(vi) no options, warrants or similar rights to acquire equity in the Proposed Buyer (or its parent) in the Drag-Along Transaction may be granted, issued or sold to any Drag-Along Stockholder unless granted, or issued to each Participating Seller on a pro rata basis (except for options granted to Drag-Along Stockholders who are employees of the Company), based on the proportion of outstanding Shares held by each Stockholder as of immediately prior to the consummation of the Drag-Along Transaction;

(vii) no Participating Seller shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction and no Participating Seller shall be obliged to pay more than such Participating Seller’s pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Drag-Along Transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the Proposed Buyer (costs incurred by or on behalf of a Stockholder for such Stockholder’s sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be limited to the total purchase price received by such Stockholder in such Drag-Along Transaction for such Stockholder’s Shares;

(viii) in the event that the Stockholders are required to provide indemnification of the Proposed Buyer in connection with the Drag-Along Transaction, each Stockholder shall not be liable for more than such Stockholder’s pro rata share (based upon the amount of consideration received) of any indemnification liability and such liability shall not exceed the total purchase price or consideration received by such Stockholder for such Stockholder’s Shares in such Drag-Along Transaction; and

(ix) each Stockholder shall only be obligated to make representations or warranties in any such Drag-Along Transaction as to such Stockholder’s (A) title and ownership of the Shares to be sold by such Stockholder, (B) authorization, execution and delivery of relevant documents by such Stockholder, and (C) the enforceability of relevant documents against such Stockholder.

5.2 Notice. A “Drag-Along Notice” shall be delivered by a Stockholder who is a part of the Drag-Along Stockholders on behalf of all such Stockholders to the Participating Sellers. The Drag-Along Notice shall set forth the principal terms of the proposed Drag-Along Transaction insofar as it relates to the Shares, the purchase price, the name and address of the Proposed Buyer and the other principal terms of the proposed Drag-Along Transaction.

5.3 Closing.

(a) If the Drag-Along Stockholders consummate the Drag-Along Transaction, the Participating Sellers shall be bound and obligated to sell all of their Shares in the Drag-Along Transaction on the same terms and conditions (except as otherwise contemplated by Section 5.1(b)(i) and Section 5.3(b)) as the Drag-Along Stockholders sell their Shares. Subject to Section 5.1, the Stockholders agree that they will also take such actions and execute such documents and instruments as shall be necessary or desirable in order to consummate the Drag-Along Transaction expeditiously. If at the end of the one hundred eightieth (180th) day following the date of the Drag-Along Notice the Drag-Along Transaction has not been completed other than by reason of any failure of a Participating Seller to comply with its obligations under this Article 5, the Participating Sellers shall be released from their obligations under the Drag-Along Notice, the Drag-Along Notice shall be null and void, and it shall be necessary for a separate Drag-Along Notice to have been furnished and the terms and provisions of this Article 5 separately complied with, in order to consummate a Drag-Along Transaction pursuant to this Article 5.

(b) Notwithstanding any other provision of this Agreement, in the event the consideration to be paid in exchange for Shares in the proposed Drag-Along Transaction includes any securities and the receipt thereof by a Participating Seller which would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any participant in the Drag-Along Transaction of any information other than such information as would be required under Regulation D promulgated under the Securities Act in an offering made pursuant to said Regulation D solely to “accredited investors” as defined in Regulation D, the Stockholders constituting the Drag-Along Stockholders shall have no obligation to cause such Participating Seller to receive as to the Shares the same amount and kind of securities as the Drag-Along Stockholders to the extent of such receipt of securities, unless the Drag-Along Stockholders shall have elected to cause such requirements to have been complied with to the extent necessary to permit such Participating Seller to receive such securities. The Participating Seller shall be entitled to receive, in lieu thereof, against surrender of the Shares (in accordance with Section 5.3(c)) which would have otherwise been transferred by such Participating Seller to the Proposed Buyer in the Drag-Along Transaction, an amount in cash equal to the fair market value of the securities which such Participating Seller would otherwise have received (as determined in good faith by the Board of Directors in its sole discretion). In the event such requirements have been complied with to the extent necessary to permit such Participating Seller to receive such securities, the Participating Seller shall execute such documents and instruments, and take such other actions (including without limitation, if required by the Drag-Along Stockholders, agreeing to be represented, without cost to the Participating Seller, during the course of such Drag-Along Transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Proposed Buyer or the Company shall reasonably request in order to permit such requirements to have been complied with; provided, however, that such actions shall not include any expenditure of funds by the Participating Seller, it being understood that payment by the Participating Seller of the fees and disbursements of any counsel the Participating Seller may elect to retain shall be deemed not to constitute a required expenditure of funds for purposes of this provision.

(c) At the closing of any Drag-Along Transaction under this Article 5, the Participating Sellers shall deliver the Shares to be sold by them, duly endorsed for transfer with signature guaranteed, free and clear of any liens, against delivery of the applicable purchase price.

ARTICLE 6

BOARD ELECTIONS

6.1 Until such time as Cédric François is no longer the owner of at least 5% of the outstanding Shares, the Stockholders agree to vote or act with respect to their Shares so as to elect him as a member of the Board of Directors.

6.2 Until such time as Alec Machiels is no longer the owner of at least 5% of the outstanding Shares, the Stockholders agree to vote or act with respect to their Shares so as to elect him as a member of the Board of Directors.

6.3 Until such time as HealthCare Ventures LLC is no longer the owner of at least 1,000,000 shares of Series 2007 Preferred Stock or of Common Stock issuable upon conversion of Series 2007 Preferred Stock, the Stockholders agree to vote or act with respect to their Shares so as to elect one representative of HealthCare Ventures LLC as a member of the Board of Directors.

ARTICLE 7

GENERAL PROVISIONS

7.1 Legends.

(a) The following legends shall appear on the back of any certificate for Shares issued by the Company to the Stockholders:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (A) SUCH SHARES MAY BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT OR (B) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SHARES, OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY, STATING THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. ANY PURCHASER, ASSIGNEE, TRANSFEREE, PLEDGEE OR OTHER SUCCESSOR TO ANY HOLDER HEREOF IS BOUND BY THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH WILL BE MAILED, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR DIRECTED TO THE SECRETARY OF THE COMPANY.

(b) A legend substantially as set forth below shall appear on the back of any certificate for Shares issued to any person not a party to this Agreement:

THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT THE TERMS OF WHICH MAY AFFECT THE RIGHTS OF STOCKHOLDERS NOT A PARTY THERETO. THE COMPANY WILL MAIL A COPY OF SUCH STOCKHOLDERS AGREEMENT TO ANY REGISTERED HOLDER OF ANY OF ITS CAPITAL STOCK, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER A WRITTEN REQUEST THEREFOR IS RECEIVED BY THE SECRETARY OF THE COMPANY.

7.2 Amendments. This Agreement may be amended (including amendments adding additional parties to this Agreement, which shall not be deemed to impose a new, or increase an existing, obligation of any party) only by an appropriate action of the Board of Directors and the written consent of a majority of the outstanding Shares, or, with respect to any amendment of either Section 4.1 or Section 5.1(b)(i), the holders of a majority of the outstanding shares of Common Stock and the holders of a majority of the outstanding shares of Series 2006 and Series 2007 Preferred Stock voting together. Any amendment effected in accordance with this Section shall be binding upon each holder of any Shares on the date hereof, each future holder of Shares and the Company.

7.3 Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company and shall be binding upon and inure to the benefit of the other parties hereto and any person who acquires Shares from the Company or from a party hereto in accordance with the terms of this Agreement (including, without limitation, pursuant to the provisions of Article 3 of this Agreement). Unless approved by the Board, the Company shall not issue any certificate for Shares to any person until such person shall have first executed and delivered a copy of this Agreement. No party to this Agreement may assign any of its rights or delegate any of its duties under this Agreement except in connection with a transfer of its Shares which complies in all respects with the terms of this Agreement.

7.4 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Delaware.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same Agreement.

7.6 Notices. All notices, elections and other communications pursuant to this Agreement shall be made in writing and sent to (a) the Company at its principal business address or (b) to any Stockholder at the address as shown on the books and records of the Company and shall be deemed to be received the second business day following deposit with an overnight mail or courier service, the date of receipt of electronic confirmation of receipt of an electronic facsimile message or one week after being sent by regular or certified mail, postage prepaid.

7.7 Entire Agreement. Except as expressly set forth herein or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this Agreement embodies the entire agreement in relation to its subject matter, and supersedes all prior agreements and negotiations.

7.8 Severability. Each Section, Article and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, all of such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

7.9 Construction. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically indicated, references in is Agreement to Articles, Sections, paragraphs and clauses refer to the Articles, Sections, paragraphs and clauses of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

7.10 Limited Proxy. Each Stockholder hereby grants to the Chief Executive Officer of the Company an irrevocable proxy, coupled with an interest, to vote all Shares owned by such Stockholder and to take such other actions to the extent necessary to carry out any of the provisions of this Agreement in the event of any breach by such Stockholder of his or her obligations thereunder.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date and year first above written.

COMPANY:

POTENTIA PHARMACEUTICALS, INC.,

a Delaware corporation

By:

Cédric François, as President and Chief Executive Officer

Address:	201 E. Jefferson Street
Suite 302
Louisville, KY 40202

SIGNATURE PAGE TO

STOCKHOLDERS AGREEMENT

STOCKHOLDERS:

By:
Cédric François, pursuant to the limited power of attorney granted by the persons listed on Exhibit A hereto

SIGNATURE PAGE TO

STOCKHOLDERS AGREEMENT

STOCKHOLDERS:

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:

Title:

SIGNATURE PAGE TO

STOCKHOLDERS AGREEMENT

STOCKHOLDERS:

HEALTH CARE VENTURES LLC

By:

Title:

EXHIBIT A

Stockholders

Name

HealthCare Ventures LLC

Cedric Francois

Pascal Deschatelets

Paul Olson

Bernard Darty

Alec Machiels

Robert Rothschild

MASA Life Science Ventures

Robert Scherer

David Darst Jr.

Frederick Whittemore

The Trustees of the University of Pennsylvania

Michael Gellert

Potentia Investors LLC

Ed Hajim

David Darst Sr.

Christophe Dubois

Reahard Investments LLC

Kia Joorabchian

Harold Snyder

KSTC

Michael Parekh

Barwald Overseas Limited

Marie-Claude Bernal

Annette & John Carroll

Robert Burch

Gabriel Coscas

Averell Mortimer

Jean-Luc Halconruy

Jean Machiels & Olga Machiels-Osterrieth

[Affiliates of EMBL]

EXHIBIT D

[Form of Apellis Stockholders Company Agreement]

STOCKHOLDERS AGREEMENT

by and among

APELLIS AG

and

THE PARTIES LISTED ON

EXHIBIT A HERETO

Dated as of

April 15, 2008

APELLIS AG

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of April 15, 2008, by and among Apellis AG, a Swiss Aktiengesellschaft (the “Company”) and those individuals identified on Exhibit A hereto (individually, each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the Stockholders believe that it is in the best interest of the Company and the Stockholders to (i) provide limitations on certain transfers of Shares; (ii) provide for certain drag-along and co-sale rights and obligations of the Stockholders; (iii) provide for the election of certain persons as directors of the Company; and (iv) set forth their agreements on certain other matters;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means, with respect to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.

1.2 “Board of Directors” means the board of directors (Verwaltungsrat) of the Company.

1.3 “Charter” shall mean the charter documents of the Company.

1.4 “Company” means Apellis AG, a Swiss Aktiengesellschaft, and its successors and assigns.

1.5 “Co-Sale” has that meaning set forth in Section 3.1 of this Agreement.

1.6 “Co-Sale Purchaser” has that meaning set forth in Section 3.1 of this Agreement.

1.7 “Co-Sale Transaction” means a transaction whereby a majority of the Shares become beneficially owned by a single Person (including Affiliates of such Person).

1.8 “Drag-Along Notice” has that meaning set forth in Section 4.2 of this Agreement.

1.9 “Drag-Along Stockholders” has that meaning set forth in Section 4.1 of this Agreement.

1.10 “Drag-Along Transaction” has that meaning set forth in Section 4.1 of this Agreement.

1.11 “Electing Co-Sale Purchaser” has that meaning set forth in Article 3.1 of this Agreement.

1.12 “Notice” has that meaning set forth in Section 2.3 of this Agreement.

1.13 “Offeror” has that meaning set forth in Section 2.3 of this Agreement.

1.14 “Option” has that meaning set forth in Section 2.4 of this Agreement.

1.15 “Option Period” has that meaning set forth in Section 2.4 of this Agreement.

1.16 “Participating Sellers” has that meaning set forth in Section 4.1 of this Agreement.

1.17 “Permitted Transferee” has that meaning set forth in Section 2.2 of this Agreement.

1.18 “Person” means any individual, limited liability company, partnership (general or limited), corporation, trust, estate, association, or other entity.

1.19 “Proposed Buyer” has that meaning set forth in Section 4.1 of this Agreement.

1.20 “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission issued under such Act, as they each may, from time to time, be in effect.

1.21 “Stockholders” (Aktionäre) has that meaning set forth in the introductory paragraph of this Agreement.

1.22 “Shares” (Aktien) means shares of the Company.

1.23 “Shares Proposed for Transfer” has that meaning set forth in Section 2.3 of this Agreement.

1.24 “Subsidiary” means any entity 50% or more of whose securities are owned by the Company or as to which the Company has the right to elect a majority of the members of the board of directors or similar governing body.

1.25 “Transfer” means any sale, transfer or other disposition of any Shares, or of any interest in such Shares, whether voluntary or by operation of law.

1.26 “Transferring Co-Sale Stockholders” has that meaning set forth in Section 3.1 of this Agreement.

1.27 “Transferring Party” has that meaning set forth in Section 2.3 of this Agreement.

ARTICLE 2

RESTRICTIONS ON TRANSFER AND EXERCISE OF PRE-EMPTIVE RIGHTS

2.1 Restrictions on Transfer. Any Transfer of any of the Shares by a Stockholder, except as approved by the Board of Directors, shall be void and transfer no right, title or interest in or to any such Shares to the purported transferee. Moreover, the Board of Directors shall not approve any transfer unless and until the transferee shall have executed and delivered a counterpart of this Agreement.

2.2 Non-Exercise of Pre-Emptive Rights. The Stockholders agree not to exercise any preemptive rights that the Stockholders may have under Swiss corporate law, and to execute such consents or waivers with respect thereto, upon the request of the Board of Directors. For the purposes of interpreting the relevant provisions of Swiss corporate law, the Stockholders acknowledge that the term “Important Reason” (Wichtiger Grund) for the purposes of such non-exercise and waiver shall include the following, with respect to the particular contexts listed below:

(a) The need to provide appropriate incentives to the employees, officers, directors, consultants and advisers to the Company by the issuance of shares of Common Stock, or options exercisable therefor, issued or issuable to employees, officers or directors of, or consultants or advisers to, the Company pursuant to stock purchase or stock option plans or similar arrangements approved by the Board of Directors;

(b) The need to provide an equity component of consideration, with respect to securities issued or issuable in connection with a bona fide non-equity financing transaction (e.g. equipment financing arrangements and bank lines of credit) that is approved by the Board of Directors;

(c) The need to provide an equity component of acquisition consideration with respect to securities issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its Subsidiaries of all or substantially all of the stock or assets of any other entity in a transaction that is approved by the Board of Directors; and

(d) The need to provide an equity component of consideration with respect to securities issued to a strategic partner in connection with a development, collaboration or other similar agreement that is approved by the Board of Directors.

ARTICLE 3

CO-SALE

3.1 Co-Sale Rights. Upon the proposed occurrence of a Co-Sale Transaction, any one or more of the Stockholders may demand that the effectiveness of the Co-Sale Transaction be conditioned upon the right of each such Stockholder to sell to the Person acquiring Shares in the Co-Sale Transaction (the “Co-Sale Purchaser”) all or any part of such Stockholder’s Shares (a

“Co-Sale”), provided that such Stockholder (an “Electing Co-Sale Stockholder”) delivers written notice to the Stockholders transferring Shares in the Co-Sale Transaction (the “Transferring Co-Sale Stockholders”) to the Co-Sale Purchaser of such demand stating the number of Shares he so wishes to sell within forty-five (45) days after having received notice from the Transferring Co-Sale Stockholders that a proposed sale of Shares would constitute a Co-Sale Transaction. The price for such Stockholders’ Shares shall be equal to the per Share price to be paid in the Co-Sale Transaction; provided, however, that the proceeds from the Co-Sale Transaction shall be reallocated among such Electing Co-Sale Stockholders and the Transferring Co-Sale Stockholders such that such Electing Co-Sale Stockholders and the Transferring Stockholders shall be entitled to receive such portion of the proceeds as if the proceeds had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Charter of the Company as in effect immediately prior to the entry into the first agreement entered into in connection with, and prior to, such Co-Sale Transaction (giving effect to applicable orders of priority). The closing of the Co-Sale shall take place concurrently with the sale by the Transferring Co-Sale Stockholders to the Co-Sale Purchaser. If the Co-Sale Purchaser is unwilling or unable to purchase all of the Shares such Stockholders desire to sell, neither the Company nor any Stockholders shall enter into the Co-Sale Transaction.

3.2 Treatment of Sale Proceeds. The proceeds of any sale made by any Transferring Co-Sale Stockholders without compliance with the provisions of Section 3.1 shall be deemed to be held in constructive trust in such amount as would have been due to the Stockholders desiring to sell Shares if the Transferring Co-Sale Stockholders had complied with this Agreement.

ARTICLE 4

DRAG-ALONG OBLIGATIONS

4.1 Generally.

(a) If requested by the holders of a majority of the outstanding Shares (the Stockholders constituting such majority are hereinafter referred to as the “Drag-Along Stockholders”), each of the other Stockholders (the “Participating Sellers”) hereby agrees to sell all of his Shares to any other Person (the “Proposed Buyer”) in the manner and on the terms set forth in this Article 4 in connection with the sale by the Drag-Along Stockholders to the Proposed Buyer of all of the Shares held by the Drag-Along Stockholders (a “Drag-Along Transaction”).

(b) The obligations of the Stockholders pursuant to this Section 4.1 are subject to the satisfaction of the following conditions:

(i) upon the consummation of a Drag-Along Transaction, each of the Stockholders shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Charter as in effect immediately prior to the entry into the first agreement entered into in connection with, and prior to, such Drag-Along Transaction (giving effect to applicable orders of priority);

(ii) subject to Section 4.3(b), if any Stockholders are given an option as to the form of consideration to be received, each other Stockholder shall be given the same option;

(iii) the Drag-Along Transaction must be a bona fide, arms’ length transaction;

(iv) the Proposed Buyer must not be affiliated with any of the Drag-Along Stockholders, including without limitation, that the Proposed Buyer must not, directly or indirectly, be a shareholder, officer, director, partner, member or manager of any of the Drag-Along Stockholders, and the Proposed Buyer must not, directly or indirectly, control, be controlled by, or be under common control with, any of the Drag-Along Stockholders;

(v) if any Drag-Along Stockholder obtains in connection with the Drag-Along Transaction any contractual rights, such as registration rights, rights of co-sale, preemptive rights, and the like, each Participating Seller shall receive substantially commensurate contractual rights in connection with such Drag-Along Transaction;

(vi) no options, warrants or similar rights to acquire equity in the Proposed Buyer (or its parent) in the Drag-Along Transaction may be granted, issued or sold to any Drag-Along Stockholder unless granted, or issued to each Participating Seller on a pro rata basis (except for options granted to Drag-Along Stockholders who are employees of the Company), based on the proportion of outstanding Shares held by each Stockholder as of immediately prior to the consummation of the Drag-Along Transaction;

(vii) no Participating Seller shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction and no Participating Seller shall be obliged to pay more than such Participating Seller’s pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Drag-Along Transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the Proposed Buyer (costs incurred by or on behalf of a Stockholder for such Stockholder’s sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be limited to the total purchase price received by such Stockholder in such Drag-Along Transaction for such Stockholder’s Shares;

(viii) in the event that the Stockholders are required to provide indemnification of the Proposed Buyer in connection with the Drag-Along Transaction, each Stockholder shall not be liable for more than such

Stockholder’s pro rata share (based upon the amount of consideration received) of any indemnification liability and such liability shall not exceed the total purchase price or consideration received by such Stockholder for such Stockholder’s Shares in such Drag-Along Transaction; and

(ix) each Stockholder shall only be obligated to make representations or warranties in any such Drag-Along Transaction as to such Stockholder’s (A) title and ownership of the Shares to be sold by such Stockholder, (B) authorization, execution and delivery of relevant documents by such Stockholder, and (C) the enforceability of relevant documents against such Stockholder.

4.2 Notice. A “Drag-Along Notice” shall be delivered by a Stockholder who is a part of the Drag-Along Stockholders on behalf of all such Stockholders to the Participating Sellers. The Drag-Along Notice shall set forth the principal terms of the proposed Drag-Along Transaction insofar as it relates to the Shares, the purchase price, the name and address of the Proposed Buyer and the other principal terms of the proposed Drag-Along Transaction.

4.3 Closing.

(a) If the Drag-Along Stockholders consummate the Drag-Along Transaction, the Participating Sellers shall be bound and obligated to sell all of their Shares in the Drag-Along Transaction on the same terms and conditions (except as otherwise contemplated by Section 4.1(b)(i) and Section 4.3(b)) as the Drag-Along Stockholders sell their Shares. Subject to Section 4.1, the Stockholders agree that they will also take such actions and execute such documents and instruments as shall be necessary or desirable in order to consummate the Drag-Along Transaction expeditiously. If at the end of the one hundred eightieth (180th) day following the date of the Drag-Along Notice the Drag-Along Transaction has not been completed other than by reason of any failure of a Participating Seller to comply with its obligations under this Article 4, the Participating Sellers shall be released from their obligations under the Drag-Along Notice, the Drag-Along Notice shall be null and void, and it shall be necessary for a separate Drag-Along Notice to have been furnished and the terms and provisions of this Article 4 separately complied with, in order to consummate a Drag-Along Transaction pursuant to this Article 4.

(b) Notwithstanding any other provision of this Agreement, in the event the consideration to be paid in exchange for Shares in the proposed Drag-Along Transaction includes any securities and the receipt thereof by a Participating Seller which would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any participant in the Drag-Along Transaction of any information other than such information as would be required under Regulation D promulgated under the Securities Act in an offering made pursuant to said Regulation D solely to “accredited investors” as defined in Regulation D, the Stockholders constituting the Drag-Along Stockholders shall have no obligation to cause such Participating Seller to receive as to the Shares the same amount and kind of securities as the Drag-Along Stockholders to the extent of such receipt of securities, unless the Drag-Along Stockholders shall have elected to cause such requirements to have been complied with to the extent necessary to permit such Participating Seller to receive such securities. The Participating Seller shall be entitled to receive, in lieu thereof, against surrender of the Shares (in accordance with Section 4.3(c)) which would have otherwise been transferred by such Participating Seller to the Proposed Buyer in the Drag-Along Transaction, an amount in cash equal to the fair market value of the securities which such Participating Seller would otherwise have received (as determined in good faith by the Board of Directors in its sole discretion). In the event such requirements have been complied with to the extent necessary to permit such Participating Seller to receive such securities, the Participating Seller shall execute such documents and instruments, and take such other actions (including without limitation, if required by the Drag-Along Stockholders, agreeing to be represented, without cost to the Participating Seller, during the course of such Drag-Along Transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Proposed Buyer or the Company shall reasonably request in order to permit such requirements to have been complied with; provided, however, that such actions shall not include any expenditure of funds by the Participating Seller, it being understood that payment by the Participating Seller of the fees and disbursements of any counsel the Participating Seller may elect to retain shall be deemed not to constitute a required expenditure of funds for purposes of this provision.

(c) At the closing of any Drag-Along Transaction under this Article 4, the Participating Sellers shall deliver the Shares to be sold by them, duly endorsed for transfer with signature guaranteed, free and clear of any liens, against delivery of the applicable purchase price.

ARTICLE 5

BOARD ELECTIONS

5.1 Until such time as Cédric François is no longer the owner of at least 5% of the outstanding Shares, the Stockholders agree to vote or act with respect to their Shares so as to elect him as a member of the Board of Directors.

5.2 Until such time as Pascal Deschatelets is no longer the owner of at least 5% of the outstanding Shares, the Stockholders agree to vote or act with respect to their Shares so as to elect him as a member of the Board of Directors.

5.3 Until such time as Alec Machiels is no longer the owner of at least 5% of the outstanding Shares, the Stockholders agree to vote or act with respect to their Shares so as to elect him as a member of the Board of Directors.

ARTICLE 6

GENERAL PROVISIONS

6.1 Legends.

(a) The following legends shall appear on the back of any certificate for Shares issued by the Company to the Stockholders:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (A) SUCH SHARES MAY BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT OR (B) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SHARES, OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY, STATING THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. ANY PURCHASER, ASSIGNEE, TRANSFEREE, PLEDGEE OR OTHER SUCCESSOR TO ANY HOLDER HEREOF IS BOUND BY THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH WILL BE MAILED, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR DIRECTED TO THE SECRETARY OF THE COMPANY.

(b) A legend substantially as set forth below shall appear on the back of any certificate for Shares issued to any person not a party to this Agreement:

THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT THE TERMS OF WHICH MAY AFFECT THE RIGHTS OF STOCKHOLDERS NOT A PARTY THERETO. THE COMPANY WILL MAIL A COPY OF SUCH STOCKHOLDERS AGREEMENT TO ANY REGISTERED HOLDER OF ANY OF ITS CAPITAL STOCK, WITHOUT CHARGE, WITHIN FIVE (5) DAYS AFTER A WRITTEN REQUEST THEREFOR IS RECEIVED BY THE SECRETARY OF THE COMPANY.

6.2 Amendments. This Agreement may be amended, (including amendments adding additional parties to this Agreement, which shall not be deemed to impose a new, or increase an existing, obligation of any party) only by an appropriate action of the Board of Directors and the written consent of a majority of the outstanding Shares, or, with respect to any amendment of either Section 3.1 or Section 4.1(b)(i), the holders of a majority of the outstanding Shares. Any amendment effected in accordance with this Section shall be binding upon each holder of any Shares on the date hereof, each future holder of Shares, and the Company.

6.3 Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company and shall be binding upon and inure to the benefit of the other parties hereto and any person who acquires Shares from the Company or from a party hereto in accordance with the terms of this Agreement (including, without limitation, pursuant to the provisions of Article 2 of this Agreement). Unless approved by the Board, the Company shall not issue any certificate for Shares to any person until such person shall have first executed and delivered a copy of this Agreement. No party to this Agreement may assign any of its rights or delegate any of its duties under this Agreement except in connection with a transfer of its Shares which complies in all respects with the terms of this Agreement.

6.4 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Delaware.

6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same Agreement.

6.6 Notices. All notices, elections and other communications pursuant to this Agreement shall be made in writing and sent to (a) the Company at its principal business address or (b) to any Stockholder at the address as shown on the books and records of the Company and shall be deemed to be received the second business day following deposit with an overnight mail or courier service, the date of receipt of electronic confirmation of receipt of an electronic facsimile message or one week after being sent by regular or certified mail, postage prepaid.

6.7 Entire Agreement. Except as expressly set forth herein or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this Agreement embodies the entire agreement in relation to its subject matter, and supersedes all prior agreements and negotiations.

6.8 Severability. Each Section, Article and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, all of such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

6.9 Construction. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically indicated, references in is Agreement to Articles, Sections, paragraphs and clauses refer to the Articles, Sections, paragraphs and clauses of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date and year first above written.

“Company”

APELLIS AG,
a Swiss Aktiengesellschaft

By:

Cédric François, as Managing Director (Delegierter)

Address:

201 E. Jefferson Street, Suite 312
Louisville, Kentucky 40202

SIGNATURE PAGE TO

STOCKHOLDERS AGREEMENT

“Stockholders”

By:
Name:
Title:

EXHIBIT A

Stockholders

HealthCare Ventures VIII, L.P.

Cedric Francois

Pascal Deschatelets

Paul Olson

Bernard Darty

Alec Machiels

Robert Rothschild

MASA Life Science Ventures

Robert Scherer

David Darst Jr.

Frederick Whittemore

The Trustees of the University of Pennsylvania

Michael Gellert

Potentia Investors LLC

Ed Hajim

David Darst Sr.

Christophe Dubois

Reahard Investments LLC

Kia Joorabchian

Harold Snyder

The Kentucky Science and Technology Corporation

Michael Parekh

Barwald Overseas Limited

Marie-Claude Bernal

Annette & John Carroll

Robert Burch

Gabriel Coscas

Averell Mortimer

Jean-Luc Halconruy

Jean Machiels & Olga Machiels-Osterrieth

EMBL Verwaltungs Ventures GmbH

EXHIBIT E

Format of Royalty Report

Center for Technology Transfer University of Pennsylvania Royalty Report

Licensee:	Agreement:
Inventor:	Patent #:
Period Covered: From: / /	Through: / /
Prepared By:	Date:
Approved By:	Date:

If License covers several major product lines, please prepare a separate for each line. Then combine all product lines into a summary report.

Report Type: ☐	Single Product Line Report:
☐	Multi-product Summary Report: Page 1 of Pages
☐	Product Line Detail: Line: Trade name: Page:

Report Currency:	☐	U.S. Dollars ☐ Other

Country	Gross Sales	*Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe

Japan
Other

Total:

Total Royalty:                      Conversion Rate:                      Royalty in U.S. Dollars $

The following royalty forecast is non-binding and for CTT internal planning purposes only: Royalty Forecast Under this agreement: Next Quarter:              Q2:              Q3:              Q4:

E-1

Execution Copy

Exhibit F

Form of Patent Management Agreement

Execution Copy

PATENT MANAGEMENT AGREEMENT

The Trustees of the University of Pennsylvania (“Penn”), a Pennsylvania non-profit corporation doing business at 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6283; and                     (“Company”), a corporation doing business at                                         , have entered into a License Agreement with respect to certain inventions which are the subject of the patent applications and patents listed in Appendix A hereto, including any continuations, divisions, extensions thereof, and any foreign counterpart patents, applications, or registrations (“Patent Rights”).

Penn has retained the services of                     (“Law Firm”) with offices at                     to prepare, file and prosecute the pending patent applications constituting the Patent Rights and to maintain the patents that issue thereon.

Penn, Company and Law Firm, intending to formalize their business relationships, agree as follows:

1.	Penn is the owner of the Patent Rights.

2.	Company is the licensee of Penn’s interest in the Patent Rights.

3.	Penn shall maintain an attorney-client relationship with Law Firm in furtherance of efforts to secure and maintain the Patent Rights.

4.	Law Firm will interact directly Company on all patent prosecution and patent maintenance matters related to the Patent Rights and will copy Penn on all correspondence related thereto. Company and Law Firm agree to use all reasonable efforts to notify Penn in writing at least thirty (30) days prior to the due date or deadline for any action which could adversely affect the pending status of any patent application within the Patent Rights, the maintenance of any granted patent within the Patent Rights. Penn’s right to file any continuing application or foreign counterpart application based on the Patent Rights, or the breadth of any claim within the Patent Rights, In any case, Company shall give Penn written notice of any final decision regarding the action to be taken on such matters prior to instructing Law Firm to implement the decision. Penn reserves the right to countermand any instruction given by Company to Law Firm.

5.	Law Finn’s legal services relating to the Patent Rights will be performed on behalf of Penn. Law Firm will invoice Penn for all such services. Company will reimburse Penn for all such services within thirty (30) days of Company’s receipt of Penn’s invoice for such services.

6.	To clarify each party’s position with regard to prosecution and maintenance of the Patent Rights, Company will notify Law Firm in writing of all decisions to authorize the performance of any desired service(s), which shall be subject to Penn’s right to countermand, as provided in paragraph 4, above. In the event Penn countermands any decision or instruction of Company, such countermand shall be promptly communicated in writing to Law Firm.

7.	This agreement represents the complete understanding of each of the undersigned parties as to the arrangements defined herein. Additions or deletions of dockets identified m Appendix A will become effective only by written addendum to Appendix A. All such additions or deletions of individual patents or applications filed in the US, or as foreign counterparts thereof are considered to be within the terms of this Patent Management Agreement.

8.	Notices and copies of all correspondence relating to the Patent Rights should be sent to the following:

To PENN:	To COMPANY:

Center for Technology Transfer University of Pennsylvania 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attn: Director, Intellectual Property

To Law Firm:

ACCEPTED AND AGREED TO:

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA	COMPANY

By:	By:
Name:	Name:
Title:	Title
Date	Date:

LAW FIRM

By:
Name:
Title:

Appendix A

COMPANY LICENSED TECHNOLOGIES

PENN Docket Number	Title	Patent Numbers

Execution Copy

AMENDMENT TO

PATENT LICENSE AGREEMENT

This Amendment to the Patent License Agreement (this “Amendment”) is dated as of September 11, 2009 (the “Amendment Execution Date”) by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and Apellis AG, a company organized and existing under the laws of Switzerland (“Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Patent License Agreement (the “Agreement”) entered into as of March 28, 2008 (the “Agreement Effective Date”), by and between Penn and Company.

WHEREAS, under the Agreement, Penn has licensed to Company rights to develop and commercialize Licensed Products and Other Licensed Products in fields other than the Ophthalmic Field;

WHEREAS, under a separate license agreement with Potentia Pharmaceuticals, Inc., Penn has licensed to Potentia rights to develop and commercialize Licensed Products and Other Licensed Products in the Ophthalmic Field;

WHEREAS, Company and Potentia, and/or the shareholders of Company and/or Potentia, may enter into transactions with a Large Pharmaceutical Company in which rights to develop and commercialize Licensed Products and Other Licensed Products in one or more fields are granted or transferred (including without limitation by way of sublicense, merger, stock purchase or assignment of assets) to the Large Pharmaceutical Company (a “Qualified Transaction”);

WHEREAS, whether or not a Qualified Transaction occurs, Company and Penn each recognize that Company or the Large Pharmaceutical Company to which Company or Potentia grants or transfers rights in a Qualified Transaction may desire to make decisions regarding such development and commercialization in fields other than the Ophthalmic Field based, inter alia, on information regarding the development and commercialization of Licensed Products and Other Licensed Products in the Ophthalmic Field once such information becomes better developed; and

WHEREAS, Penn has determined that, pursuant to the terms set forth in this Amendment, providing Company with additional flexibility regarding the development and commercialization of Licensed Products and Other Licensed Products in fields other than the Ophthalmic Field is in the best interest of Penn and is consistent with its educational and research missions and goals;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The table set forth in Section 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

	DILIGENCE EVENT	COMPLETION DATE
1	Filing of IND or IND Amendment for Phase I clinical trial for the first Licensed Product	December 1, 2012
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]

2. Section 2.4(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

‘‘Notwithstanding anything else herein, if (A) (i) Company sublicenses rights to develop and commercialize Licensed Products and/or Other Licensed Products to a Large Pharmaceutical Company in one or more fields of use at any time after the Effective Date or (ii) Potentia sublicenses rights granted to Potentia under the Potentia License Agreement to develop and commercialize Licensed Products and/or Other Licensed Products to a Large Pharmaceutical Company in the Ophthalmic Field at any time after the Effective Date, and (B) the terms under which such transfer occurs requires satisfaction of the obligations set forth in Section 2.3 of the Agreement with respect to at least one Key Field or requires satisfaction of the obligations set forth in Section 2.3 of the Potentia License Agreement with respect to the Ophthalmic Field, either by the Large Pharmaceutical Company’s efforts and/or by the efforts of Company, Potentia, their respective Affiliates and any other sublicensees, if applicable, and (C) Penn receives aggregate payments of the percentage of Sublicense Income payable to Penn pursuant to this Agreement and/or pursuant to the Potentia License Agreement, within [**] of the Amendment Execution Date, which aggregate payments to Penn equal or exceed $[**], then the Active Development obligations set forth in Sections 1.2 and 2.4 (a) and (b) shall not apply with respect to any Key Fields, whether or not licensed to such Large Pharmaceutical Company. For clarity, nothing in this Section 2.4(c) shall affect any diligence obligations of Company under this Agreement other than the Active Development obligations set forth in Sections 1.2 and 2.4 (a) and (b). In addition, Company will provide to Penn an update on development efforts at least every [**] (for clarity, a [**] update of the type provided by Potentia under the Potentia License Agreement prior to September 1, 2009 would satisfy this requirement). “Large Pharmaceutical Company” means a company in the business of developing and commercializing pharmaceuticals that has, together with its affiliates, a market value or, in the case of a publicly traded company, market capitalization, of at least $[**].”

3. The following new Section 2.5 is hereby inserted into the Agreement immediately following Section 2.4 of the Agreement:

“2.5 Adjustment of Diligence Obligations in Certain Circumstances.

A. Company’s obligations under Sections 2.1 through 2.4 shall be suspended and deemed satisfied only under the following circumstances:

(a) Sublicense Scenario #1. Following a Qualified Transaction(s) in which Sublicense Income is received by Company and/or Potentia, Company and/or Potentia pays to Penn, within [**] days of receipt of any such Sublicense Income, the percentage of such Sublicense Income payable to Penn pursuant to this Agreement and/or pursuant to the Potentia License Agreement and the aggregate of all such amounts paid to Penn on or prior to April 1, 2011 equals or exceeds $[**]; or

(b) Sublicense Scenario #2. Following a Qualified Transaction(s) in which Sublicense Income is received by Company and/or Potentia, Company and/or Potentia pays to Penn (i) within [**] days of receipt of any such Sublicense Income, the percentage of such Sublicense Income payable to Penn pursuant to this Agreement and/or pursuant to the Potentia License Agreement, the sum of which is less than $[**], plus (ii) Deficit Payment(s) that, when aggregated with any and all payments made to Penn pursuant to the foregoing clause (i), equals or exceeds $[**]; provided that the first $[**] of such Deficit Payment(s) shall be treated as an advance against subsequent Penn Equity Payments (as defined below) otherwise payable to Penn, if any, and shall be offset against and deemed to fully satisfy the first $[**] of any such subsequent Penn Equity Payments otherwise payable to Penn; or

(c) Earn-Out Scenario. Following a Qualified Transaction(s) in which Sublicense Income is not received by either Company or Potentia, but in which Company and/or Potentia and/or their shareholders receive acquisition consideration payments (including without limitation in a merger, stock purchase or assignment of assets transaction), Penn receives a minimum of (i) $[**] in cash on or within [**] days after the first installment of such payments (which $ [**] may be satisfied through a combination of Penn Equity Payments paid to Penn on account of such first installment and any Deficit Payment(s) paid to Penn during such period), plus (ii) if the payment(s) made to Penn described in the foregoing clause (i) aggregate to less than $[**], additional Penn Equity Payment(s) and Deficit Payment(s) on or before April 1, 2011 that, when aggregated with the payments made to Penn described in the foregoing clause (i), bring the aggregate payments made to Penn pursuant to the foregoing clause (i) and this clause (ii) to $[**] or more: provided that, to the extent that Company and/or Potentia has paid to Penn Deficit Payment(s) pursuant to the foregoing clauses (i) and/or (ii), then the first $[**] of such Deficit Payments shall be treated as an advance against Penn Equity Payments otherwise payable to Penn following the satisfaction of the condition set forth in this Section 2.5(A)(c), if any, and shall be offset against and deemed to fully satisfy the first $[**] of any such subsequent Penn Equity Payments otherwise payable to Penn.

“Penn Equity Payments” means all dividends, distributions and cash consideration paid to Penn in its capacity as a shareholder of Potentia, after the Amendment Execution Date, in respect of the shares of common stock of Potentia issued to Penn pursuant to this Agreement or pursuant to the Potentia License Agreement (including without limitation any cash consideration paid to Penn in respect of such shares in connection with an acquisition of all or substantially all of the equity securities or assets of Potentia, including without limitation through a reorganization, merger or consolidation, by any third party, whether in one, or a series of, transactions.

“Deficit Payments” means any and all payment(s) voluntarily made by Company and/or Potentia to Penn on or prior to April 1, 2011, excluding any Penn Equity Payment and further excluding any payments owed or payable to Penn pursuant to a legal obligation, including without limitation, payments required under this Agreement or the Potentia License Agreement or any other agreement between Company or Potentia and Penn.

Notwithstanding the foregoing, if the Potentia License Agreement is terminated pursuant to Section 6.2 or 6.3 of the Potentia License Agreement (i) prior to April 1, 2011, then Company’s obligations under Sections 2.1 through 2.4 shall be reinstated as of April 1, 2011 and the Parties shall in good faith negotiate amendments to the dates for Active Development required pursuant to Section 2.4 to provide Company with a reasonable opportunity to resume performance of Company’s obligations in full compliance with this Article 2, as so amended or (ii) after April 1, 2011, then Company’s obligations under Sections 2.1 through 2.4 shall be reinstated and the Parties shall in good faith negotiate amendments to the dates in Sections 2.1 through 2.4 to provide Company with a reasonable opportunity to resume performance of Company’s obligations in full compliance with this Article 2, as so amended.

For the sake of clarity, to the extent that Deficit Payment(s) are offset against subsequent Penn Equity Payments pursuant to this Section 2.5(A), such offset amounts shall either be allocated to other holders of Potentia’s equity securities in accordance with their rights to receive dividends, distributions and cash consideration payable to holders of Potential equity securities or be retained by Potentia, as determined by Potentia.

For the additional sake of clarity, payments under this Section 2.5(A) do not affect Company’s obligations to pay Milestone Payments under Section 3.3 of this Agreement or Section 3.3 of the Potentia License Agreement, and in no event are Milestone Payments under Section 3.3 of this Agreement or Section 3.3 of the Potentia License Agreement counted or included in payments under this Section 2.5(A).

B. Notwithstanding anything herein to the contrary, during such time as Company’s obligations pursuant to Sections 2.1 through 2.4 are suspended and or deemed satisfied, Company shall nonetheless provide to Penn by [**] of each year a basic report of Company’s development activities related to Licensed Products in the Field of Use and shall, at Penn’s request, provide to Penn such other information as may be necessary for Penn to comply with Federal reporting requirements applicable to intellectual property funded under any grant or similar contract with a Federal agency, including those in 35 U.S.C. 200-212 and applicable governmental implementing regulations as amended from time to time, including the obligation to report on the utilization of the intellectual property that is the subject of the Patent Rights, as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by Penn.”

4. The following new Section 3.3(e) is hereby inserted into the Agreement immediately following Section 3.3(d) of the Agreement:

“(e) For the avoidance of doubt, the milestone payments set forth in this Section 3.3 are payable with respect to the achievement of the corresponding milestone events with respect to Licensed Products in the Field of Use. The achievement of any of such milestone events with respect to Licensed Products in the Ophthalmic Field pursuant to rights granted in the Potentia License Agreement shall not trigger any payment obligation under this Section 3.3, provided that nothing in this Section 3.3(e) shall limit Potentia’s obligations to pay Milestone Payments (as defined in the Potentia License Agreement) pursuant to the Potentia License Agreement.”

5. The following new sentence is hereby inserted into the Agreement at the end of Section 3.4 of the Agreement:

“Royalty amounts otherwise payable under this Section 3.4 shall not be payable with respect to Net Sales of Licensed Products or Other Licensed Products in the Ophthalmic Field made pursuant to the Potentia License Agreement, provided that nothing in this Section 3.3(e) shall limit Potentia’s obligation to pay royalties pursuant to the Potentia License Agreement with respect to such Net Sales.”

6. The first sentence of Section 3,7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to Section 3.3(c), in partial consideration of the License, Company will pay to Penn, within [**] days of receipt, a sublicense fee of [**] percent ([**]%) of all Sublicense Income (as hereinafter defined) received by Company and its Affiliates from any non-Affiliate sublicensee for a sublicense under the License, provided that Company will also promptly report to Penn Company’s receipt of Sublicense Income, using reasonable efforts to do so within [**] business days of receipt, and further provided that failure to so report will not be deemed a material breach of this Agreement.”

7. The following new sentence is hereby inserted into the Agreement at the end of Section 3.7 of the Agreement:

“Amounts otherwise payable under this Section 3.7 shall not be payable with respect to Sublicense Income for which sublicense fees are paid to Penn pursuant to the Potentia License Agreement.”

8. Effectiveness of Amendment. This Amendment will take effect upon the Amendment Execution Date; provided that, if a Qualified Transaction does not take place within [**] months of the Amendment Execution Date, (a) the amendments to Section 2.4(c) of the Agreement made by Paragraph 2 above, (b) the provisions of Section 2.5(A) inserted into the Agreement by Paragraph 3 above and (c) the amendments to Section 3.7 of the Agreement made by Paragraph 6 above, shall all be null and void.

9. Miscellaneous. The parties hereby confirm and agree that, as amended hereby, the Agreement remains in full force and effect and is a binding obligation of the parties hereto. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

THE TRUSTEE OF THE UNIVERSITY OF PENNSYLVANIA		APELLIS AG

By:	/s/ Michael J. Cleare	By	/s/ Cedric Francois
Name:	Michael J. Cleare, Ph.D.	Name:	Cedric Francois
Title:	Associate Vice Provost for Research and Executive Director, Center for Technology Transfer	Title:	Managing Director

UNIVERSITY OF PENNSYLVANIA

ASSIGNMENT AND ASSUMPTION AGREEMENT

Signature Page

LICENSEE CONTACT INFORMATION
Company full legal name and notice address: Apellis AG c/o Apellis Pharmaceuticals, Inc. 6400 Westwind Way, Suite A Crestwood, KY 40014		Company primary phone number: 502-241-4114
Company primary fax number: 502-241-4116
Company contact name: Cedric Francois, M.D. Ph.D.	Contact title: Managing Officer	Contact phone number: 502-241-4114

ASSIGNEE CONTACT INFORMATION
Company full legal name and notice address: Apellis Pharmaceuticals, Inc. 6400 Westwind Way, Suite A Crestwood, KY 40014		Company primary phone number: 502-241-4114
Company primary fax number: 502-241-4116
Company contact name: Pascal Deschatelets	Contact title: Chief Operating Officer	Contact phone number: 502-241-4114

PENN CONTACT INFORMATION
Penn notice address: University of Pennsylvania Center for Technology Transfer 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attention: Managing Director		Penn primary phone number: 215-573-4500
Penn primary fax number: 215-898-9519
Penn Investigator name: John Lambris	Penn department: Pathology and Laboratory Medicine	Investigator phone number: [**]

PATENT LICENSE AGREEMENT
Patent/Docket Numbers: [**]	Effective Date of License: March 28, 2008
Field of Use: Any or all fields of use, except the treatment of ophthalmic indications (“Ophthalmic Field”) which field has been previously licensed by Penn.	Amendments/Effective Dates: Amendment to Patent License Agreement dated September 11, 2009

EFFECTIVE DATE OF ASSIGNMENT
Background: Assignee, a Delaware corporation, has completed a reorganization through which Licensor, a Swiss corporation, has become the wholly-owned subsidiary of Assignee. Assignee intends to transfer all contracts from Licensee, including the License Agreement, to Assignee and then to dissolve Licensee.	Effective Date of Assignment: May 17, 2011

SIGNATURES
This Agreement includes this Signature Page and all of the attached Terms and Conditions. By signing below, Licensee Assignee and Penn agree to all of the provisions of this Agreement and intend to be bound hereby.

LICENSEE		ASSIGNEE		THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:	/s/ Cedric Francois (please sign)	By:	/s/ Cedric Francois (please sign)	By:	/s/ Michael Cleare, Ph.D. (please sign)

Name:	Cedric Francois (please print)	Name:	Cedric Francois (please print)	Name:	Michael Cleare, Ph.D. (please print)

Title:	President (please print)	Title:	President (please print)	Title: Associate Vice Provost for Research and Executive Director, Center for Technology Transfer (please print)

Date:	May 22, 2011	Date:	May 22, 2011	Date:	6/13/11

Assignment and Assumption Agreement

Terms and Conditions

This Assignment and Assumption Agreement (“Assignment Agreement”) is entered into by and between, Licensee, Assignee and Penn to be effective as of the Effective Date (as defined in Section 3 below).

1. Defined Terms. Capitalized terms used but not defined in this Assignment Agreement are defined in the License Agreement between Penn and Licensee identified in the signature page.

2. Assignment and Assumption. As of the Effective Date (as defined in Section 3 below):

(a) Licensee conveys, assigns, transfers and delivers to Assignee all of Licensee’s right, title and interest in, to and under the License Agreement,

(b) Assignee accepts all of Licensee’s right, title and interest in, to and under the License Agreement,

(c) Assignee will become a party to the License Agreement and will succeed to all of the rights and assume all of the obligations of Licensee thereunder, and

(d) all references to “Licensee” in the License Agreement will refer to Assignee;

provided that Assignee and Licensee will be jointly and severally liable (as between each of them and Penn) for any liabilities or obligations of Licensee, whether actual or contingent, or known or unknown, arising under the License Agreement and related to events or circumstances that occurred prior to the Effective Date.

3. Conditions to Effectiveness. This Assignment Agreement takes effect on the date on which the last of the following occurs (the “Effective Date”):

(a) Penn receives counterparts of this Assignment Agreement duly executed by each of Licensee and Assignee;

(b) Licensee is in full compliance with all of the terms and conditions of the License Agreement; and

(c) the Effective Date listed on the Signature Page.

4. Representations and Warranties. Each party represents and warrants to each other that the person executing this Assignment Agreement on its behalf has all necessary power and authority to do so, and that upon such execution, this Assignment Agreement is a legal, valid and binding obligation enforceable against such party.

5. Miscellaneous. Any notice must be in writing and sent to the address of the party listed on the Signature Page. The parties do not intend that any agency or partnership relationship be created by this Assignment Agreement. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by a party of a breach by another party will constitute a waiver of any different or succeeding breach. This Assignment Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles of any jurisdiction. This Assignment Agreement and the License Agreement contain the entire agreement between the parties with respect to subject matter of this Assignment Agreement and supersede all other oral or written representations, statements, or agreements with respect to such subject matter. This Assignment Agreement is binding upon the parties and their respective heirs, successors, assigns, and personal representatives. No party may assign this Assignment Agreement without the prior written consent of the other parties. This Assignment Agreement may be signed in counterparts which, taken as a whole will constitute one agreement.